Exhibit 10.37
Below is a list of omitted schedules from the Investment and Share Purchase Agreement dated November 18, 2009, by and among Willis Europe BV, Astorg Partners, Soleil, Alcee, the Lucas family shareholders, the Gras family shareholders, key managers of Gras Savoye & Cie and other minority shareholders of Gras Savoye. The Company agrees to furnish supplementally a copy of any of these omitted schedules to the SEC upon request.

Schedule P1:	List of the Lucas Shareholders

Schedule P2:	List of the Gras Shareholders

Schedule P3:	List of the Other Shareholders

Schedule (C):	Allocation of the Target Shares among the Original Sellers

Schedule (D):	Chart of the Group Companies

Schedule 1:	Terms and Conditions of Newco Shares

Schedule 3.2:	Allocation of the newly issued Newco 3 Shares and Convertible Bonds among Mincos

Schedule 3.3:	Allocation of the newly issued Newco 2 Shares among Mancos

Schedule 3.4:	Allocation of the newly issued Newco 1D Shares and Convertible Bonds among Gras Shareholders

Schedule 4.2(a):	Allocation among the Rollover Family Sellers of Target Shares contributed to Lucas Luxco

Schedule 4.2(d):	Allocation of the newly issued Newco Class 1C and Convertible Bonds

Schedule 4.4:	Allocation among the Family Bonds Subscribers of the sold Target Shares and the issued Bonds

Schedule 5.1:	Financing Term Sheets

Schedule 5.5(a):	Corporate structure after Closing

Schedule 5.5(b):	Allocation of securities issued by Newco

Schedule 5.5(c):	Draft funds flow statement

Schedule 5.6:	New Target’s By - laws

Schedule 6.1:	Allocation of the Target Shares to be sold

Schedule 6.3(a):	Form of Instrument of Adherence

Schedule 6.3(b):	Form of Instrument of Adherence to be executed by an agent appointed pursuant to Article 389 - 3 of the French Civil Code (Code civil)

Schedule 6.4:	Soultes

Schedule 8.4:	Shareholders’ Agreement

Schedule 10.1:	Form of Put and Call Options Agreement

Schedule 10.2:	Management Package

Schedule 10.3:	Willis Gras Savoye Ré Agreement

Schedule 12:	List of responsible managerial employees

Schedule 12.1:	Exceptions to Section 12.1

Schedule 12.2:	Exceptions to Section 12.2

November 18, 2009

(1)	Astorg Partners

(2)	Funds managed by Astorg Partners;

(3)	Soleil

(4)	Alcee

(5)	Willis Europe B.V.

(6)	Each of the other Sellers identified herein.

(7)	Maera

(8)	Mr. Pierre Simon; and

(9)	PRPHI

INVESTMENT AND SHARE PURCHASE
AGREEMENT

with respect to Gras Savoye & Cie

INVESTMENT AND SHARE PURCHASE AGREEMENT
THIS INVESTMENT AND SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 18, 2009, by and between:
(1)	Astorg Partners, a company (société par actions simplifiée) organized under the Laws of France, having a share capital of €675,000 and its registered office at 68, rue du Faubourg Saint-Honoré, 75008 Paris, France, registered with the French Registry of Commerce and Companies under number 419 838 545 R.C.S. Paris (hereinafter referred to as “PE Company”), represented by Mr. Xavier Moreno, duly authorized for the purposes hereof, and acting as the management company (société de gestion) for and on behalf of the following “fonds commun de placement à risques” (hereinafter referred to as the “PE Fund”): Astorg IV FCPR;

(2)	Soleil, a company (société par actions simplifiée) organized under the Laws of France, having a share capital of €10,000 and its registered office at 120, avenue Charles de Gaulle, 92200 Neuilly-sur-Seine, France, registered with the French Registry of Commerce and Companies under number 515 061 141 R.C.S. Nanterre, represented by Mr. Christian Couturier, duly authorized for the purposes hereof (hereinafter referred to as “Newco”);

(3)	Alcee, a company (société par actions simplifiée) organized under the Laws of France, having a share capital of €5,000 and its registered office at 120, avenue Charles de Gaulle, 92200 Neuilly-sur-Seine, France, registered with the French Registry of Commerce and Companies under number 517 842 811 R.C.S. Nanterre, represented by Mr. Christian Couturier, duly authorized for the purposes hereof (hereinafter referred to as “Bidco”);

(4)	Willis Europe B.V., a limited company organized under the Laws of the Netherlands, having its registered office at Marten Messweg 51, 3068 AV Rotterdam, The Netherlands and a mailing address at 51 Lime Street, London EC3M 7DQ, United Kingdom, represented by Miss Sarah Turvill, (hereinafter referred to as “Willis Europe”);

(5)	Mr. Patrick Lucas, a French citizen, born on 6 March 1939, at Paris (75016), residing at 1, avenue Emile Acollas, 75007 Paris, France, hereinafter referred to as “Mr. Lucas”;

(6)	Each of the Persons identified in Schedule P1 hereto (hereinafter collectively referred to, together with Mr. Lucas, as the “Lucas Shareholders”, acting severally but not jointly (conjointement mais non solidairement)) and represented by Mr. Lucas, duly authorized for the purpose hereof;

(7)	Mr. Emmanuel Gras, a French citizen, born on 4 August 1934, at Marcq-en-Baroeul (59), residing at 1B, rue de la Festingue, B7730 Nechin, Belgium, hereinafter referred to as “Mr. Gras”, acting both for himself and for Financière Natelpau as defined below;

(8)	Each of the Persons identified in Schedule P2 hereto (hereinafter collectively referred to, together with Mr. Gras, as the “Gras Shareholders”, acting severally but not jointly (conjointement mais non solidairement)) and represented by Mr. Gras, duly authorized for the purpose hereof;

(9)	Mr. Daniel Naftalski, a French citizen, born on 30 October 1941, at Toulouse (31), residing at 36, avenue Duquesne, 75007 Paris, France, represented by Mr. Lucas, duly authorized for the purpose hereof, hereinafter referred to as “Mr. Naftalski”;

(10)	Each of the Persons identified in Schedule P3 hereto (hereinafter collectively referred to, together with Mr. Naftalski, as the “Other Shareholders”, acting severally but not jointly (conjointement mais non solidairement)) and represented by Mr. Lucas, duly authorized for the purpose hereof;

The Lucas Shareholders, the Gras Shareholders and the Other Shareholders, acting severally but not jointly (conjointement mais non solidairement), are hereinafter referred to collectively as the “Original Family Sellers” and individually as an “Original Family Seller”;

Willis Europe and the Original Family Sellers, acting severally but not jointly (conjointement mais non solidairement), are hereinafter referred to collectively as the “Original Sellers” and individually as an “Original Seller”;

(11)	Maera, a company (société anonyme) organized under the Laws of Luxembourg, having a share capital of €4,606,093 and its registered office at 63-65, rue de Merl, L-2146 Luxembourg, Luxembourg, registered with the Registry of Commerce and Companies of Luxembourg under number 132 353, represented by Mr. Patrick Lambert, duly authorized for the purposes hereof (hereinafter referred to as “Maera”);

(12)	Mr. Pierre Simon, a French citizen, born on 1st September 1959, at Metz (57), residing at 6bis, rue Jean Nicolas Collignon, 57070 Metz, France, hereinafter referred to as “Mr. Simon”;

(13)	PRPHI EURL, a limited liability company (société à responsabilité limitée) organized under the Laws of France, having a share capital of €2,734,110 and its registered office at 13, rue du Tour des Portes, 56100 Lorient, France, registered with the Registry of Commerce and Companies of Lorient under number 493 791 701, represented by Mr. Philippe Rouault, duly authorized for the purposes hereof (hereinafter referred to as “PRPHI”);

The PE Fund, Newco, Bidco, the Original Sellers, Maera, Mr. Simon and PRPHI are hereinafter referred to collectively as the “Original Parties” and individually as an “Original Party”;

(14)	Such other Persons who may become parties to this Agreement in accordance with the terms hereof (hereinafter collectively referred to, together with the Original Parties, as the “Parties”).

IN THE PRESENCE OF:
(15)	Willis Group Limited, a limited company organized under the Laws of England and Wales, having its registered office at 51 Lime Street, London EC3M 7DQ, United Kingdom, registered under number 00621757, represented by Mr. Geoff Butterfield, duly authorized for the purposes hereof (hereinafter referred to as “Willis Limited”), being a party to this Agreement for the sole purpose of Section 2.

RECITALS:
WHEREAS:
(A)	On the date hereof, the Original Sellers are the only shareholders (commanditaires) of Gras Savoye & Cie, a company (société en commandite par actions) organized under the Laws of France, having a share capital of € 1,462,860 and its registered office at 2, rue Ancelle, 92200 Neuilly-sur-Seine (France) and registered with the French Registry of Commerce and Companies under the number 457 509 867 RCS Nanterre (hereinafter referred to as the “Target”);

(B)	On the date hereof, Mr. Lucas, Mr. Gras and Mr. Naftalski are the unlimited partners (associés commandités) of the Target;

(C)	On the date hereof, each of the Original Sellers is the owner of (i) the number of Target Shares (as such term is, and such other capitalized terms as are used without definition in these Recitals are, defined in Section 1.1 below) with full title guarantee (en pleine propriété) set forth opposite his name in the appropriate column of the table appearing in Schedule (C), (ii) the bare ownership (nue-propriété) of the number of Target Shares set forth opposite his name in the appropriate column of the table appearing in Schedule (C) and/or (iii) the usufruct (usufruit) of the number of Target Shares set forth opposite his name in the appropriate column of the table appearing in Schedule (C);

(D)	Details of the Target and its Subsidiaries on the Closing Date are set out in the chart appearing in Schedule (D) and the Target and its Subsidiaries shall hereinafter be referred to collectively as the “Group Companies” and individually as a “Group Company”;

(E)	The PE Fund wishes to acquire an indirect minority interest in the Target and, for that purpose, has incorporated Newco;

(F)	The PE Fund together holds on the date hereof one hundred percent (100%) of the share capital and voting rights of Newco;

(G)	Newco holds on the date hereof one hundred percent (100%) of the share capital and voting rights of Bidco and Newco shall immediately transfer to Bidco all Target Shares that shall be contributed to Newco by the Sellers on the Closing Date according to the Agreement;

(H)	The Sellers (each as to the Target Shares which such Seller will own at the Closing) wish to transfer all of their Target Shares to Bidco under the terms and subject to the conditions hereinafter set forth;

(I)	Some of the Original Sellers (the Rollover Sellers) also wish to reinvest as equity and investor debt in Newco a portion of their proceeds from such transfer of the Target Shares, it being understood that such reinvestment shall be completed by mean of contributions of the Target Shares to Newco under the terms and subject to the conditions hereinafter set forth;

(J)	Financière Natelpau and Mr. Gras also wish to invest or reinvest as equity and debt investors in Newco under the terms and subject to the conditions hereinafter set forth;

(K)	Under the Financing Term Sheets, the Banks have agreed to provide bank debt financing to Bidco (the “Bank Loans”) consisting of borrowings by Bidco from the Banks;

(L)	The PE Company has had access to and has been able to review a number of documents and information of a financial, accounting, fiscal, legal, environmental and operational nature concerning the Group Companies during a due diligence process carried out from June 16 to October 15, 2009 (the “Data Room Documents”). During the due diligence process and the negotiation of this Agreement, information was provided to the PE Company in response to queries raised. Furthermore, the PE Company has attended several presentations given by the Group Companies and a number of question and answer sessions with certain members of the management of the Group Companies. Six copies of a secured CD-Rom including the Data Room Documents have been burnt (one for each of Willis Europe, the Families’ Agents, Newco, Bidco and the PE Company);

(M)	The workers’ central committee (comité central d’entreprise) of the Target has been convened by its chairman and has given its final opinion on the transactions contemplated by this Agreement on July 20, 2009, in accordance with applicable Laws. A copy of this opinion has been given to Newco and to the PE Company prior to the execution of this Agreement.
NOW, THEREFORE, THE PARTIES DO HEREBY AGREE AS FOLLOWS:
1.	INTERPRETATION
1.1	Definitions

In addition to such terms as are defined elsewhere in this Agreement, wherever used in this Agreement (including the Recitals) and unless the context otherwise requires, the following terms shall have the following meanings:

“Additional Contribution Option” has the meaning ascribed to it in Section 4.3(c);

“Additional Shares Contributed” has the meaning ascribed to it in Section 4.3(c);

“Additional Valuation” has the meaning ascribed to it in Section 4.3(c);

“Affiliate” when used with reference to a specified Person, means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, controlling or is under common control of, such specified Person; for the purpose of this definition, control has the meaning set forth in Article L. 233-3 I of the French Commercial Code (Code de commerce); it being specified that (i) a fund shall be deemed to be controlled by the company managing or advising such fund, and (ii) a société en commandite shall be deemed to be controlled by its unlimited partners (associés commandités) or by the Person controlling its unlimited partners (associés commandités);

“Agreement” has the meaning ascribed to it in the Preamble;

“Bankruptcy Proceedings” means a “procédure d’alerte”, “mandat ad hoc”, “procédure de conciliation”, “procédure de sauvegarde”, “redressement judiciaire”, “liquidation judiciaire”, “administration judiciaire”, “suspension provisoire des poursuites”, “cessation des paiements”, or any similar proceedings under applicable Law in any competent jurisdiction;

“Bank Loans” has the meaning ascribed to it in Paragraph (K) of the Recitals;

“Banks” means the financial institutions which are parties to the Financing Term Sheets and identified therein;

“Bonds” means the sixty five million (65,000,000) bonds to be issued by Newco on the Closing Date for a total amount of sixty five million Euros (€65,000,000), the terms and conditions of which are attached as Schedule 2;

“Business Day” means every day except Saturdays, Sundays and statutory holidays in Paris, France, and London, United Kingdom, on which the main commercial banks in Paris and London are open for the transaction of normal banking business;

“Closing” means the completion of the transactions contemplated by this Agreement;

“Closing Date” means the date on which Closing shall take place in accordance with Section 8.1;

“Conditions Precedent” means the conditions precedent set forth in Sections 7.1, 7.2 and 7.3;

“Connected Persons” when used with reference to a specified Person, means the general partners, agents, directors, employees, representatives, auditors and advisors of such specified Person;

“Confidentiality Agreement” has the meaning ascribed to it in Section 9.3(a);

“Controlled Entities” means a Lucas Entity and a Gras Entity as these terms are defined in the draft Shareholders Agreement;

“Conversion of the Target” has the meaning ascribed to it in Section 5.5;

“Convertible Bonds” means the one hundred sixty four million eight hundred three thousand five hundred thirty three (164,803,533) convertible bonds to be issued by Newco on the Closing Date, the terms and conditions of which are attached as Schedule 3;

“Data Room Documents” has the meaning ascribed to it in Paragraph (L) of the Recitals;

“Definitive Financing Agreements” has the meaning ascribed to it in Section 5.1;

“Documentation” means the Data Room Documents together with any other documents or information provided to the PE Company, Newco, Bidco and/or their Connected Persons by any of the Sellers, the Target, the Subsidiaries of the Target and/or their Connected Persons through the Closing Date;

“Encumbrance” means any pledge of real or personal property (nantissement or gage), mortgage (hypothèque), lien (privilège) (other than a lien arising by operation of law in the ordinary course of trading), right of retention (droit de rétention), easement or right of way (servitude), pre-emptive rights, options, or other security (sûreté) or similar third-party rights;

“Entity” means any company (société), partnership (limited or general), joint venture, trust, association, economic interest group (groupement d’intérêt économique) or other organization, enterprise or entity, whether or not vested with the attributes of a legal person (personne morale);

“Exercisable Stock Options” means the Stock Options which are exercisable on or prior to the Closing pursuant to their terms and conditions and for which the period defined in Article 163 bis C of the French Tax Code (Code général des impôts) has already expired or will expire on or prior to Closing;

“Existing Shareholders’ Agreements” means the protocol dated July 23, 1997, as amended, supplemented or otherwise modified from time to time, including its annexes and notably the put and call options with respect to the Target Shares, and any other shareholders’ agreements entered into by and between two or several Sellers other than Pacte Dutreil, if any;

“Expiry Date” has the meaning ascribed to it in Section 13.3(a);

“Families’ Agents” means together the Lucas Family Agent and the Gras Family Agent;

“Families’ Agents’ Expenses” means the fees and expenses incurred by the Families’ Agents in connection with the transactions contemplated by this Agreement and which are not paid by Newco pursuant to Section 16.4;

“Families Contribution” has the meaning ascribed to it in Section 4.2(a);

“Family Bonds” has the meaning ascribed to it in Section 4.4(b)(ii);

“Family Bonds Subscribers” means Financière Natelpau, Mr. Gras (with the ability to substitute Gras Belco) and the Original Family Sellers identified in Schedule 4.4;

“Family Sellers” means the Original Family Shareholders and the transferee of any Permitted Transfer completed by an Original Family Shareholder pursuant to Section 6.3;

“Financière Natelpau” means Financière Natelpau, a company (presently a Sàrl, that shall be transformed into a société anonyme before Closing) organized under the Laws of Luxembourg, having a share capital of €24.000 and its registered office at 1, rue des Glacis, L-1628 Luxembourg, registered with the Registry of Commerce and Companies of Luxembourg under number B 148 397, and being a Controlled Entity, Financière Natelpau being authorized to substitute a Controlled Entity organized under the Laws of Belgium (“Gras Belco”) as subscriber of the Bonds set forth opposite to its name in Schedule 4.4;

“Financing Term Sheets” has the meaning ascribed to in Section 5.1;

“Fraction” when used with respect to a Seller shall mean the fraction having:
(a)	for its numerator, the Purchase Price to be paid to such Seller in accordance with Section 6.2(b), except for the Gras Shareholders where such amount shall be reduced by the amount invested by Financière Natelpau in accordance with Sections 3.4, and

(b)	for its denominator, the Purchase Price, except for the Gras Shareholders where such amount shall be reduced by the amount invested by Financière Natelpau in accordance with Sections 3.4;
except that in relation to any claim made by Bidco that a Seller has breached any of its representations and warranties set forth in Section 12.1, such fraction shall be deemed to be equal to one (1);

“Gras Belco” has the meaning ascribed to it in the definition of Financière Natelpau;

“Gras Family’s Agent” has the meaning ascribed to it in Section 16.2(b);

“Gras Minority Shares” has the meaning ascribed to it in Section 9.4;

“Gras Shareholders” means the Original Family Sellers identified in Schedule 3.4;

“Group Companies” has the meaning ascribed to it in Paragraph (D) of the Recitals;

“Governmental Authority” means any court or government (federal, state, local, national, foreign, provincial or supranational) or any political subdivision thereof, including, without limitation, any department, commission, ministry, board, bureau, agency, authority, tribunal or arbitral body, exercising executive, legislative, judicial, regulatory or administrative authority, including any self-regulatory authority or quasi-governmental entity established to perform any of these functions, and, for the avoidance of doubt, any regulator of a stock exchange;

“Governmental Authorization” means any approval, consent, permit, ruling, waiver, exemption or other authorization (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law;

“Half Year Accounts” means the unaudited consolidated financial statements of the Target for the six-month period ended on June 30, 2009 including the consolidated balance sheet, the consolidated profit and losses accounts and the annexes thereto;

“Independent Appraisers” has the meaning ascribed to it in Section 5.2;

“Knowledge” means, with respect to any Seller, with respect to any of the representations and warranties set forth in Section 12.2, the knowledge of such Seller after reasonable investigations, provided that:

Willis Europe shall be deemed to have no Knowledge of a breach or inaccuracy of any representation or warranty set forth in Section 12.2 unless Willis Europe,
(i)	having made reasonable investigations, which shall not require more than obtaining copies of affirmation letters (on all items covered by Section 12.2) from the responsible managerial employees set forth in Schedule 12 only with immediate copies sent to Bidco and the PE Fund,

(ii)	has been made aware in writing of a breach or inaccuracy of any representation or warranty set forth in Section 12.2 by those letters of affirmation or by any other written information communicated to Willis Europe in relation with a breach or inaccuracy of any representation or warranty set forth in Section 12.2 (since May 11, 2009 (the beginning of the negotiations process between the PE Company, Willis Europe and Mr. Lucas)),

(iii)	it being agreed that the Knowledge of Willis Europe shall be limited to the actual knowledge of people employed by Willis and involved in the negotiations process , these people being only Sarah Turvill, Patrick Regan, Roger Szajngarten and Geoff Butterfield;
“Long Stop Date” means December 23, 2009;

“Law(s)” means any law, statute, regulation, rule, ordinance, principle of common law, order or decree of any Governmental Authority (including any judicial or administrative interpretation thereof) in force, fully implemented and enforceable as of the date hereof;

“Lucas Family’s Agent” has the meaning ascribed to it in Section 16.2(a);

“Lucas Frenchco” means a Lucas Entity, as this term is defined in the draft Shareholders Agreement, presently existing as a French société en participation and that shall be converted into a limited liability company before Closing, for which the Rollover Family Sellers guarantee the obligations under the present Agreement;

“Lucas Indivisions” means the indivisions between (i) Mrs Max Lucas and Mr. Patrick Lucas, (ii) Mrs Max Lucas, Mr Patrick Lucas and Mrs Claude de Séguier and (iii) Mrs Max Lucas and Mrs Roseline Bertrand.

“Lucas Luxco” means a Lucas Entity, as this term is defined in the draft Shareholders Agreement, that the Rollover Family Sellers undertakes to set up between the date hereof and the Closing Date and for which the Rollover Family Sellers guarantee the obligations under the present Agreement, it being agreed that Lucas Luxco may substitute, in whole or in part, any other Lucas Entity for the completion of its obligations under the Agreement, under the guarantee of the Rollover Family Seller;

“Lucas Luxco Contribution” has the meaning ascribed to it in Section 4.2(c);

“Lucas Manco 1 Contribution” has the meaning ascribed to it in Section 4.3(c);

“Lucas Minority Shares” has the meaning ascribed to it in Section 9.4;

“Mancos” means Manco 1 and Manco 2;

“Manco 1” means an Entity whose shares shall be subscribed at Closing by full time employed members of the management or legal representatives of the Group Companies;

“Manco 1 Contribution” has the meaning ascribed to it in Section 4.3(a);

“Manco 2” means an Entity whose shares shall be subscribed at Closing by Willis Europe, the PE Fund and Lucas Indivisions, as described in Schedule 10.2;

“Minco 1” means Maera;

“Minco 2” means a Simon Entity, as this term is defined in the draft Shareholders Agreement, that Mr. Simon undertakes to set up between the date hereof and the Closing Date and for which Mr. Simon guarantees the obligations under the present Agreement;

“Minco 3” means PRPHI;

“Mincos” means Minco 1, Minco 2 and Minco 3;

“Minority Arrangements” means the call and put options and the share purchase agreements entered into or to be entered into prior to the Closing Date by and between Gras Savoye SA and certain minority shareholders of certain Group Companies with respect to the shares held by such minority shareholders in such Group Companies;

“Newco Class 1A Shares” means the Class 1A Shares, the terms and conditions of which are set forth in Schedule 1 and in the Shareholders Agreement;

“Newco Class 1B Shares” means the Class 1B Shares, the terms and conditions of which are set forth in Schedule 1 and in the Shareholders Agreement;

“Newco Class 1C Shares” means the Class 1C Shares, the terms and conditions of which are set forth in Schedule 1 and in the Shareholders Agreement;

“Newco Class 1D Shares” means the Class 1D Shares, the terms and conditions of which are set forth in Schedule 1 and in the Shareholders Agreement;

“Newco Class 2 Shares” means the Class 2 Shares, the terms and conditions of which are set forth in Schedule 1 and in the Shareholders Agreement;

“Newco Class 3 Shares” means the Class 3 Shares, the terms and conditions of which are set forth in Schedule 1 and in the Shareholders Agreement;

“Newco Share” means a share (action), having a nominal value of €1.00, in the share capital of Newco, it being agreed that the Shares of Newco shall be divided into six (6) classes[1] at the Closing: the Newco Class 1A Shares, the Newco Class 1B Shares, the Newco Class 1C Shares, the Newco Class 1D Shares, the non voting Newco Class 1D Shares with warrants attached to be issued to the Manco in accordance with Section 10.2 and the non voting Newco Class 1E Shares to be issued to Minco in accordance with Section 3.2;

“Non Exercisable Stock Options” means the Stock Options which are not exercisable on or prior to the Closing pursuant to their terms and conditions or for which the period defined in Article 163 bis C of the French Tax Code (Code général des impôts) will not have expired on or prior to Closing;

“OHADA Rules” means the “Actes Uniformes” of the Organisation pour l’Harmonisation en Afrique du Droit des Affaires;

“Organizational Documents” means when used with respect to (x) any company (société) or other incorporated Entity, the memorandum and articles of association (statuts), charter or similar constitutive document of such company (société) or other incorporated Entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, as the same may be amended, supplemented or otherwise modified from time to time, and (y) any partnership or other unincorporated Entity, its certificate of formation, partnership agreement, governing agreement (contrat constitutif) and/or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time;

“Pacte Dutreil” means an agreement the sole purpose of which is to comply with the provisions of Articles 885 I bis and 787 B of the French Tax Code (Code général des impôts);

“Parties” and “Party” has the meaning ascribed to it in the Preamble;

“Permitted Transfer” has the meaning ascribed to it in Section 6.3;

“Person” means a natural person, Entity or Governmental Authority;

“Pre-Closing Notice” has the meaning ascribed to it in Section 9.1;

“Pre-Closing Notice Date” has the meaning ascribed to it in Section 9.1;

“Purchase Price” has the meaning ascribed to it in Section 6.2(a);

“Relatives” when used with respect to a specified Original Family Seller, means such specified Original Family Seller’s spouse, first and second degree relatives and/or any trust settled by such specified Original Family Seller and the beneficiaries of which are such specified Original Family Seller’s spouse, and/or second degree relatives;

“Rollover Family Sellers” means the Original Family Sellers identified in Schedule 4.2;

“Rollover Sellers” means Willis Europe and the Rollover Family Sellers;

“Sellers” means Willis Europe and the Family Sellers and, for the sole purpose of Section 2, Willis Limited;

“Shareholders’ Agreement” has the meaning ascribed to it in Section 8.4;

“Soulte” has the meaning ascribed to it in Section 6.4;

“Stock Options” means the two thousand four hundred and forty (2,440) options to purchase Target Shares granted by the Target to about one hundred and eighty three (183) holders;

“Stock Options Agreements” with respect to a holder of Stock Options, means the put option agreement and the conditioned share purchase agreement entered into by and among such holder of Stock Options, Willis Europe, Mr. Lucas, Mr. Gras and Mr. Naftalski upon allocation of Stock Options to such holder;

“Subsidiary” when used with reference to a specified Person, shall mean any incorporated Entity of which more than 50% of the issued share capital and voting rights exercisable at a shareholders meeting are at the time owned, directly or indirectly, through one or more intermediaries, or both, by such Person;

“Target” has the meaning ascribed to it in Paragraph (A) of the Recitals;

“Target Share” means a share (action), having a nominal value of €30.00, in the share capital of the Target;

“Team” means Mr. Xavier Moreno, Mr. Joël Lacourte, Mr. Thierry Timsit and Mr. Christian Couturier, as well as any other director, employee or former director or employee of the PE Company;

“Teamco” means a French company which 100% of the share capital and voting rights are held by members of the Team;

“Total Value” means the aggregate of the Purchase Price, the value of the Willis Contribution, the value of the Manco 1 Contribution and the value of the Lucas Luxco Contribution;

“VDD Report” means the financial vendors due diligence report provided by Ernst & Young;

“Warrants” means the warrants attached to the Newco Class 1D Shares, the terms and conditions of which are described in Schedule 10.2;

“Willis Additional Contribution” has the meaning ascribed to it in Section 4.4(a)(i);

“Willis Additional Contribution Value” has the meaning ascribed to it in Section 4.4(a)(i);

“Willis Bonds” has the meaning ascribed to it in Section 4.4(a)(ii);

“Willis Contribution” has the meaning ascribed to it in Section 4.1(a);

“Willis Gras Savoye Ré” means Willis Gras Savoye Ré, a company (société anonyme) organized under the Laws of France, having a share capital of €3,746,817 and its registered office at 127 avenue Charles de Gaulle, 92200 Neuilly sur Seine, France, registered with the French Registry of Commerce and Companies under number 341 303 089 R.C.S. Nanterre;

“Willis Gras Savoye Ré Agreement” has the meaning ascribed to it in Section 10.3; and

“Willis Price” means one hundred seven million three hundred thirty eight thousand six hundred forty eight Euros (€107,338,648) corresponding to the portion of the Purchase Price to be paid to Willis Europe pursuant to Section 6.2(b).
1.2	Principles of Interpretation
(a)	The words “includes” and “including” shall mean including without limitation.

(b)	Any reference herein to “Preamble”, “Recitals”, “Section”, “Paragraph” or “Schedule” shall be deemed a reference to the preamble, the recitals, a section or a paragraph of, or a schedule to, this Agreement unless otherwise specified.

(c)	Headings to Sections or Paragraphs and Schedules are for information only and are to be ignored in construing the same unless the context otherwise requires.

(d)	Definitions given for a noun also apply mutatis mutandis to verbs, adjectives and adverbs that have the same root and vice versa.

(e)	Words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders.

(f)	The Schedules to this Agreement shall be deemed to be a part of this Agreement, and references to “this Agreement” shall be deemed to include the same.

(g)	The provisions of Articles 640 to 642 of the French Code of Civil Procedure (Code de procédure civile) shall be applied to calculate the period of time within which or following which any act is to be done or any step taken, provided that for purposes of this Agreement, the references in Article 642 to “un jour férié ou chômé” and “premier jour ouvrable” shall be interpreted by reference to the definition of “Business Day” appearing herein.

(h)	Unless the context otherwise requires, any reference to a statutory provision shall include such provision as it exists and is construed as of the date of this Agreement.

(i)	Any reference to “writing” includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen), or other writing in non-transitory form.

(j)	A reference to a specific time of day shall be to local time in Paris, France.

(k)	Notwithstanding any other provision to the contrary, the sales and/or contributions by the Sellers of their respective Target Shares are to be separate and several sales and/or contributions, and the representations, warranties, covenants, agreements and other undertakings of the Sellers set forth in this Agreement are all given or made by the Sellers severally but not jointly (conjointement mais non solidairement) for all purposes of this Agreement.
2.	TREATMENT OF THE EXISTING SHAREHOLDERS’ AGREEMENTS
2.1	Undertakings of the Sellers

During the period from and including the date hereof until and including the Closing Date, each of the Sellers undertakes not to exercise any of its rights under the Organizational Documents of the Target and/or under the Existing Shareholders’ Agreements to which it is a party that may prevent the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, pursuant to this Section 2.1, no Seller shall have the right to exercise its put option or call option under the Existing Shareholders’ Agreements.
2.2	Termination of the Existing Shareholders’ Agreements
(a)	Each of the Sellers acknowledges and accepts that the Existing Shareholders’ Agreements to which it is a party shall automatically terminate at the Closing, provided that all the transactions contemplated hereby have been completed and the Shareholders Agreement has been executed by all the parties thereto and is in full force and effect. If so, each of the Sellers acknowledges that all of his rights under the Existing Shareholders’ Agreements have been fully satisfied and that he has no claim and waives his rights in this respect against the Target, the other Sellers or any other Party.

(b)	Should this Agreement terminate and/or the transactions contemplated hereby be abandoned for any reason whatsoever, then the Existing Shareholders’ Agreements shall remain in full force and effect and the Sellers shall be automatically released from their undertaking set forth in Section 2.1, provided that following such termination or abandonment, (i) the Sellers expressly agree that the period during which Willis Limited may exercise its call option (promesse de vente n°1) under the Existing Shareholders’ Agreement shall be extended for an additional period of two (2) months as from the date of termination or abandonment (as the case may be) of this Agreement and (ii) Willis Limited expressly undertakes not to exercise this call option (promesse de vente n°1) under the Existing Shareholders’ Agreement before the date being one (1) month from the date of termination or abandonment (as the case may be) of this Agreement.

3.	CASH CONTRIBUTIONS TO NEWCO
3.1	Newco Class 1B Shares and Convertible Bonds Subscriptions by the PE Fund

Upon the terms and subject to the satisfaction of the Conditions Precedent of this Agreement, at the Closing:
(a)	the PE Fund, alone or together with Teamco (up to a maximum of 5% of the Newco Class 1B Shares to be subscribed by Teamco), shall subscribe for thirty six million two hundred forty nine thousand six hundred seventy four (36,249,674) Newco Class 1B Shares issued by Newco at par value and representing a total capital increase of Newco of thirty six million two hundred forty nine thousand six hundred seventy four Euros (€36,249,674);

(b)	the PE Fund, alone or together with Teamco, shall subscribe for fifty four million three hundred seventy four thousand five hundred eleven (54,374,511) Convertible Bonds issued by Newco at par value and representing a total subscription price of fifty four million three hundred seventy four thousand five hundred eleven Euros (€54,374,511);

(c)	the PE Fund, and Teamco as the case may be, shall deliver a duly completed and signed subscription forms (bulletins de souscription) providing for its subscriptions for the number of Newco Class 1B Shares and Convertible Bonds set forth in (a) and (b) above and shall pay to Newco the corresponding subscription prices by wire transfer of immediately available cleared funds to such bank accounts as shall have been notified to them for such purpose by Newco.
3.2	Newco Class 3 Shares and Convertible Bonds Subscriptions by Mincos

Upon the terms and subject to the satisfaction of the Conditions Precedent of this Agreement, at the Closing:
(a)	Minco 1, Minco 2 and Minco 3 shall subscribe respectively for four hundred thousand (400,000), six hundred and twenty thousand (600,000) and one hundred and twenty thousand (120,000) Newco Class 3 Shares issued by Newco at par value and representing a total capital increase of Newco of one million one hundred and twenty thousand Euros (€1,120,000), allocated as ascribed in Schedule 3.2;

(b)	Minco 1, Minco 2 and Minco 3 shall subscribe respectively for six hundred thousand (600,000), nine thousand (900,000) and one hundred and eighty thousand (180,000) Convertible Bonds issued by Newco at par value and representing a total subscription price of six hundred thousand Euros (€600,000), nine thousand Euros (€900,000) and one hundred and eighty thousand Euros (€180,000) respectively;

(c)	Mincos shall deliver duly completed and signed subscription forms (bulletins de souscription) providing for their respective subscriptions for the number of Newco Class 3 Shares and Convertible Bonds set forth opposite its name in Schedule 3.2 and shall pay to Newco the corresponding subscription prices by wire transfer of immediately available cleared funds to such bank accounts as shall have been notified to them for such purpose by Newco.
3.3	Newco Class 2 Shares with Warrants attached Subscriptions by Mancos

Upon the terms and subject to the satisfaction of the Conditions Precedent of this Agreement, at the Closing:
(a)	Manco 1 and Manco 2 shall subscribe respectively for four million nine hundred fifty four thousand nine hundred fifty four (4,954,954) and four million fifty four thousand and fifty four (4,054,054) Newco Class 2 Shares with Warrants attached issued by Newco at par value and representing a total capital increase of Newco of nine million nine thousand eight Euros (€9,009,008), allocated as ascribed in Schedule 3.3;

(b)	Mancos shall deliver duly completed and signed subscription forms (bulletins de souscription) providing for their respective subscriptions for the number of Newco Class 2 Shares with Warrants attached set forth opposite its name in Schedule 3.3 and shall pay to Newco the corresponding subscription prices by wire transfer of immediately available cleared funds to such bank accounts as shall have been notified to them for such purpose by Newco;

(c)	Willis Europe, Lucas Indivisions and PE Fund shall fund Manco 2 at Closing, in the proportions of one third (1/3) for each of them, for a global amount of four million five hundred thousand Euros (€4,500,000), through the subscription of ordinary shares issued by Manco 2, in order for Manco 2 to subscribe to Newco Class 2 Shares with warrants according to Section (a) and (b) above, as described in Schedule 10.2.
3.4	Newco Class 1D Shares and Convertible Bonds Subscriptions by Financière Natelpau

Upon the terms and subject to the satisfaction of the Conditions Precedent of this Agreement, at the Closing, the Gras Shareholders undertake and guarantee that:
(a)	Financière Natelpau shall subscribe for twelve million six thousand six hundred eighty one (12,006,681) Newco Class 1D Shares issued by Newco at par value and representing a total capital increase of Newco of twelve million six thousand six hundred eighty one Euros (€12,006,681);

(b)	Financière Natelpau shall subscribe for eighteen million ten thousand and twenty two (18,010,022) Convertible Bonds issued by Newco at par value and representing a total subscription price of eighteen million ten thousand and twenty two (18,010,022) euros;

(c)	Financière Natelpau shall deliver duly completed and signed subscription forms (bulletins de souscription) providing for their respective subscriptions for the number of Newco Class 1D Shares and Convertible Bonds set forth opposite its name in Schedule 3.4 and shall pay to Newco the corresponding subscription prices by wire transfer of immediately available cleared funds to such bank accounts as shall have been notified to them for such purpose by

Newco, alternatively, the Original Family Sellers may assign or contribute (cession ou apport de créance) to Financière Natelpau receivables corresponding to the purchase price for their Target Shares and Bidco shall delegate Newco in the payment of such receivables (délégation de créance) in order to permit the subscription by Financière Natelpau of such Newco Class 1D Shares and Convertible Bonds by way of compensation with such receivables.
4.	INVESTMENT BY CONTRIBUTION OR COMPENSATION
4.1	Contribution of Willis Europe
(a)	Upon the terms and subject to the satisfaction of the Conditions Precedent of this Agreement, at the Closing Willis Europe shall contribute (apporter en nature) and deliver to Newco eight thousand eight hundred sixty three (8,863) Target Shares with full title guarantee (en pleine propriété) and all rights attached or accruing to them at the Closing, free and clear of all Encumbrances (the “Willis Contribution”).

(b)	Each of the Parties agrees that the valuation of the Willis Contribution shall be equal to ninety million six hundred twenty nine thousand nine hundred thirty six Euros (€90,629,936) corresponding to the product of (i) the number of Target Shares to be contributed by Willis Europe to Newco and (ii) the purchase price per Target Share agreed upon under Section 6.2.

(c)	Upon the terms and subject to the satisfaction of the Conditions Precedent of this Agreement, at the Closing the PE Fund and the other Newco’s Shareholders, if any, in their capacity as Newco’s shareholders:
(i)	shall cause Newco to validly issue to Willis Europe, and Willis Europe shall subscribe for, by mean of the Willis Contribution, (x) thirty six million two hundred forty nine thousand six hundred seventy four (36,249,674) Newco Class 1A Shares issued at par value and representing a total capital increase of Newco of thirty six million two hundred forty nine thousand six hundred seventy four Euros (€36,249,674) and (y) fifty four million three hundred seventy four thousand five hundred eleven (54,374,511) Convertible Bonds issued at par value and representing a total subscription price of fifty four million three hundred seventy four thousand five hundred eleven Euros (€54,374,511);

(ii)	shall approve the Willis Contribution and its valuation.
4.2	Contribution of the Rollover Family Sellers
(a)	Upon the terms and subject to the satisfaction of the Conditions Precedent of this Agreement, at the Closing the Rollover Family Sellers (each as to the number of Target Shares with full title guarantee (en pleine propriété) set forth opposite his name in the appropriate column of the table appearing in

Schedule 4.2(a), the bare ownership (nue-propriété) of the number of Target Shares set forth opposite his name in the appropriate column of the table appearing in Schedule 4.2(a) and/or the usufruct (usufruit) of the number of Target Shares set forth opposite his name in the appropriate column of the table appearing in Schedule 4.2(a)) shall contribute (apporter en nature) and deliver to Lucas Luxco five thousand nine hundred twenty eight (5,928) Target Shares in aggregate with full title guarantee (en pleine propriété) and all rights attached or accruing to them at the Closing and free and clear of all Encumbrances (the “Families Contribution”).

(b)	Each of the Parties agrees that the valuation of the Families Contribution shall be equal to sixty million six hundred seventeen hundred six hundred fifty three Euros (€60,617,653) corresponding to the product of (i) the number of Target Shares with full title guarantee (en pleine propriété) to be contributed by the Rollover Family Sellers to Lucas Luxco[2] and (ii) the purchase price per Target Share agreed upon under Section 6.2.

(c)	Upon the terms and subject to the satisfaction of the Conditions Precedent of this Agreement, at the Closing Lucas Luxco shall contribute and deliver to Newco five thousand nine hundred twenty eight (5,928) Target Shares with full title guarantee (en pleine propriété) and all rights attached or accruing to them at the Closing and free and clear of all Encumbrances, for a valuation equal to sixty million six hundred seventeen hundred six hundred fifty three Euros (€60,617,653) (the “Lucas Luxco Contribution”).

(d)	Upon the terms and subject to the satisfaction of the Conditions Precedent of this Agreement, at the Closing the PE Fund, in its capacity as Newco’s shareholder:
(i)	shall cause Newco to validly issue to Lucas Luxco, and Lucas Luxco shall subscribe for, by means of a contribution to Newco of five thousand nine hundred twenty eight (5,928) Target Shares with full title guarantee (en pleine propriété), the number of Newco Class 1C Shares issued at par value and the number of Convertible Bonds issued at par value set forth opposite his name in Schedule 4.2(d); and

(ii)	shall approve the Lucas Luxco Contribution and its valuation.
4.3 Contribution of Manco 1
(a)	Upon the terms and subject to the satisfaction of the Conditions Precedent of this Agreement, at the Closing Manco 1 shall contribute (apporter en nature) and deliver to Newco one hundred forty seven (147) Target Shares with full title guarantee (en pleine propriété) and all rights attached or accruing to them at the Closing, free and clear of all Encumbrances (the “Manco 1 Contribution”).

(b)	Each of the Parties agrees that the valuation of the Manco 1 Contribution shall be equal to one million five hundred three thousand and one hundred seventy one Euros (€1,503,171) corresponding to the product of (i) the number of

Target Shares to be contributed by Manco 1 to Newco and (ii) the purchase price per Target Share agreed upon under Section 6.2.

(c)	In connection with the subscription described in (a) above, Mr. Lucas undertakes to contribute and deliver to Manco 1 one hundred forty seven (147) Target Shares with full title guarantee (en pleine propriété) and all rights attached or accruing to them at the Closing and free and clear of all Encumbrances, for a valuation equal to one million five hundred three thousand and one hundred seventy one Euros (€1,503,171), it being agreed that in case of absence of full subscription of the shares issued by Manco 1 by other subscribers (for a global amount of (four million Euros (€4,000,000) less the reserve to be kept by the “3 Main Shareholders” as this term is defined in Schedule 10.2, Lucas Luxco shall have the ability to increase its contribution of Manco 1 (the “Additional Contribution Option”) by twenty five (25) Target Shares (the “Additional Shares Contributed”) under the same terms and conditions for an additional valuation (the “Additional Valuation”) equal to two hundred fifty five thousand six hundred forty one Euros (€255,641) (the “Lucas Manco 1 Contribution”).

(d)	Upon the terms and subject to the satisfaction of the Conditions Precedent of this Agreement, at the Closing the PE Fund and the other Newco’s Shareholders, if any, in their capacity as Newco’s shareholders:
(i)	shall cause Newco to validly issue to Manco 1, and Manco 1 shall subscribe for, by mean of the Manco 1 Contribution, one million three hundred fifty four thousand two hundred seven (1,354,207) Newco Class 2 Shares with Warrants attached issued at one Euro and eleven cents (€1,11) (i.e. par value increased a premium of eleven cents (€0,11) per share) and representing a total capital increase of Newco of one million three hundred fifty four thousand two hundred seven Euros (€1,354,207);

(ii)	shall approve the Manco 1 Contribution and its valuation.
4.4	Subscription of Bonds by Willis Europe and the Family Bonds Subscribers
(a)	Upon the terms and subject to the satisfaction of the Conditions Precedent of this Agreement:
(i)	at the Closing, Willis Europe shall sell to Newco three thousand one hundred seventy nine (3,179) Target Shares with full title guarantee (en pleine propriété) and all rights attached or accruing to them at the Closing free and clear of all Encumbrances (the “Willis Additional Contribution”) for a global valuation equal to thirty two million five hundred seven thousand three hundred forty one Euros (€32,507,341) (the “Willis Additional Contribution Value”);

(ii)	Newco shall not pay the Willis Additional Contribution Value to Willis Europe, and Willis Europe shall subscribe at Closing, by compensation with the Willis Additional Contribution Value, for thirty two million five hundred thousand (32,500,000) Bonds issued by Newco (the “Willis Bonds”);

(iii)	the PE Fund and the other Newco’s shareholders, if any, in their capacity as Newco’s shareholders, shall cause Newco to validly issue to Willis Europe the Willis Bonds against payment by compensation with the Willis Additional Contribution Value.
(b)	Upon the terms and subject to the satisfaction of the Conditions Precedent of this Agreement:
(i)	at the Closing, the Family Bonds Subscribers shall sell to Newco two thousand one hundred and twenty six (2,126) Target Shares, allocated as set forth in Schedule 4.4, with full title guarantee (en pleine propriété) and all rights attached or accruing to them at the Closing free and clear of all Encumbrances (the “Family Additional Contribution”) for a global valuation equal to twenty one million seven hundred thirty nine thousand seven hundred thirty two Euro (€21,739,732) (the “Family Additional Contribution Value”), allocated as set forth in Schedule 4.4;

(ii)	Newco shall not pay the Family Additional Contribution Value to the Family Bonds Subscribers, and the Family Bonds Subscribers and Financière Natelpau shall subscribe at Closing, by compensation with the Family Additional Contribution Value or by cash by Financière Natelpau and Mr. Gras, for thirty two million five hundred thousand (32,500,000) Bonds issued by Newco (the “Family Bonds”), allocated as set forth in Schedule 4.4, alternatively, the Original Family Sellers may assign or contribute (cession ou apport de créance) to Financière Natelpau receivables corresponding to the purchase price for their Target Shares and Bidco shall delegate Newco in the payment of such receivables (délégation de créance) in order to permit the subscription by Financière Natelpau of such Family Bonds by way of compensation with such receivables; Mr. Gras may also elect to subscribe this portion of the Bonds by way of compensation and to this effect, Bidco will delegate Newco in the payment of the relevant portion of Mr. Gras’ purcahse price for his Target Shares;

(iii)	the PE Fund and the other Newco’s shareholders, if any, in their capacity as Newco’s shareholders, shall cause Newco to validly issue to the Family Bonds Subscribers the Family Bonds against payment by compensation with the Family Additional Contribution Value.
(c)	Newco shall immediately sell to Bidco, on the Closing Date, the Target Shares acquired from Willis Europe and the Family Bonds Subscribers in accordance with (a) and (b) above.

5.	PRE-CLOSING ACTIONS
5.1 Senior Bank Financing
The PE Fund shall negotiate in good faith, on behalf of Newco, with the Banks definitive financing and security agreements (collectively the “Definitive Financing Agreements”) reflecting substantially the terms and conditions set forth in the term sheets with respect to the Bank Loans copies of which are set forth in Schedule 5.1 (the “Financing Term Sheets”). In this regard, the PE Fund shall:
(a)	keep Willis Europe and the Families’ Agents reasonably informed of the status of such negotiations;

(b)	with reasonable promptness, provide Willis Europe and the Families’ Agents with copies of all drafts of the proposed Definitive Financing Agreements (other than drafts reflecting only immaterial changes or revisions) and any other material notices or correspondence received from the Banks;

(c)	consult with Willis Europe and the Families’ Agents in good faith with respect to any material terms or conditions proposed by the Banks which are inconsistent with, or materially less favorable to Bidco than, the terms and conditions set forth in the Financing Term Sheets; and

(d)	in its negotiations with the Banks, use its best endeavors to take into account any reasonable suggestions or objections made by Willis Europe and/or the Families’ Agents. The PE Fund, Newco and Bidco shall not bear any liability whatsoever to the Sellers in respect of such negotiating with the Banks.
5.2	Independent Appraisers
(a)	As soon as possible and in any event within ten (10) Business Days of the date of this Agreement, Newco shall file with the President of the Nanterre Commercial Court (Tribunal de commerce) applications (requêtes) for the appointment of the following independent appraisers (the “Independent Appraisers”):
(i)	the independent appraiser who shall issue the report required by Article L. 228-39 of the French Commercial Code (Code de commerce) in connection with a verification of Newco’s assets and liabilities in anticipation of the issuance of bonds;

(ii)	the independent appraiser (commissaires aux apports) who shall issue the report required by Article L. 225-147 of the French Commercial Code (Code de commerce) in connection with the Willis Contribution, the Lucas Luxco Contribution and the Manco 1 Contribution and their respective valuation; and

(iii)	the independent appraiser (commissaire aux avantages particuliers) who shall issue the report required by Article L. 225-8 of the French Commercial Code (Code de commerce) with respect to the specific benefits and rights of the shareholders of Newco in connection with the amendments to be made to Newco’s Organizational Documents in connection with the issuance of various classes of Newco Shares.

(b)	Newco shall file the reports issued by the Independent Appraisers with the clerk (greffe) of the Nanterre Commercial Court (Tribunal de commerce) no later than eight (8) calendar days prior to the general meeting of Newco’s shareholder(s) or, as the case may be, the date of the written resolutions of Newco’s shareholders mentioned in Section 5.4.
5.3 Contribution Agreements
As soon as possible and in any event within fifteen (15) Business Days of the date of this Agreement, (x) Willis Europe and Newco, (y) Lucas Luxco and Newco, (z) Manco 1 and Newco and (zz) Lucas Luxco and Manco 1, shall enter into contribution agreements in French with respect to the Willis Contribution, the Lucas Luxco Contribution, the Manco 1 Contribution and the Lucas Manco 1 Contribution respectively, which contribution agreements shall substantially reflect the provisions of Sections 4.1 to 4.3. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of those contribution agreements, this Agreement shall prevail.
5.4 Newco Corporate Proceedings
On or prior to the Closing Date, the PE Fund shall cause a general meeting of Newco’s shareholders to be validly called and held or, to the extent permitted under Newco’s Organizational Documents, unanimous written resolutions of Newco’s shareholders to be duly executed in order, inter alia, to authorize and approve:
(a)	the increase in Newco’s share capital in the amount of thirty six million two hundred forty nine thousand six hundred seventy four Euros (€36,249,674) through the issuance to the PE Fund (and Teamco, as the case may be) of thirty six million two hundred forty nine thousand six hundred seventy four (36,249,674) Newco Class 1B Shares in accordance with Section 3.1;

(b)	the increase in Newco’s share capital in the amount of one million one hundred twenty thousand Euros (€1,120,000) through the issuance to Mincos of one million one hundred twenty thousand (1,120,000) Newco Class 3 Shares in accordance with Section 3.2;

(c)	the increase in Newco’s share capital in the amount of seven million six hundred fifty four thousand eight hundred one Euros (€7,654,801) through the issuance to Mancos of seven million six hundred fifty four thousand eight hundred (7,654,801) Newco Class 2 Shares with Warrants attached in accordance with Section 3.3;

(d)	the increase in Newco’s share capital in the amount of twelve million six thousand six hundred eighty one (12,006,681) through the issuance to Financière Natelpau of twelve million six thousand six hundred eighty one (12,006,681) Newco Class 1D Shares in accordance with Section 3.4;

(e)	the Willis Contribution and the issuance of thirty six million two hundred forty nine thousand six hundred seventy four (36,249,674) Newco Class 1A Shares to Willis Europe in consideration for the Willis Contribution in accordance with Section 4.1;

(f)	the Lucas Luxco Contribution and the issuance of twenty four million two hundred forty two thousand nine hundred ninety three (24,242,993) Newco Class 1C Shares to the Rollover Family Sellers in consideration for the Lucas Luxco Contribution in accordance with Section 4.2;

(g)	the Manco 1 Contribution and the issuance of one million three hundred fifty four thousand two hundred seven (1,354,207) Newco Class 2 Shares with Warrants attached in accordance with Section 4.3;

(h)	the issuance of fifty four million three hundred seventy four thousand five hundred eleven 54,374,511) Convertible Bonds to the PE Fund (and Teamco, as the case may be) in accordance with Section 3.1;

(i)	the issuance of fifty four million three hundred seventy four thousand five hundred eleven 54,374,511) Convertible Bonds to Willis Europe in accordance with Sections 3.1 and 4.1;

(j)	the issuance of one million six hundred eighty thousand (1,680,000) Convertible Bonds to Mincos in accordance with Section 3.2;

(k)	the issuance of fifty four million three hundred seventy four thousand five hundred eleven 54,374,511) Convertible Bonds to Financière Natelpau and the Rollover Family Sellers in accordance with Sections 3.4 and 4.2;

(l)	the issuance of thirty two million five hundred thousand (32,500,000) Bonds to Willis Europe in accordance with Section 4.4;

(m)	the issuance of thirty two million five hundred thousand (32,500,000) Bonds to the Family Bonds Subscribers in accordance with Section 4.4; and

(n)	to the fullest extent possible under applicable Law, the amendments to the Organizational Documents of Newco in order to implement the terms of articles 2, 3 and 4 of the Shareholders’ Agreement.
5.5 Newco Securities on the Closing Date
(a)	Immediately after the Closing, the corporate structure of Newco, Bidco and the Group Companies shall be as set forth in Schedule 5.5(a) and the securities issued by Newco shall be allocated as set forth in Schedule 5.5(b).

(b)	For information purposes only, a draft funds flow statement for the operations to take place at Closing is set out in Schedule 5.5(c).

5.6 Conversion of the Target into a société par actions simplifiée
On or prior to the Closing Date:
(a)	Mr. Lucas, Mr. Gras and Mr. Naftalski, in their capacity as unlimited partners (associés commandités) and legal representatives (gérants) of the Target shall cause an extraordinary general meeting of the Target’s shareholders (actionnaires commanditaires) to be validly called and held on the Closing Date at the latest in order, inter alia, to approve and authorize the conversion of the Target into a société par actions simplifiée having Organizational Documents substantially in the form set forth in Schedule 5.6 (the “Conversion of the Target”) subject to the Closing;

(b)	each of the Sellers undertakes to attend or to be duly represented at this extraordinary general meeting of the Target’s shareholders (commanditaires) and to vote in favour of the Conversion of the Target subject to the Closing, in favour of the approval of Bidco as a new shareholder of the Target and, as the case may be, to approve the pledge to be granted to the Banks and its beneficiary;

(c)	Mr. Lucas, Mr. Gras and Mr. Naftalski undertake to hold a meeting of the Target’s unlimited partners (associés commandités) and to vote, in their capacity as unlimited partners (associés commandités), in favor of the Conversion of the Target subject to the Closing;

(d)	Subject to a distribution to the unlimited partners (associés commandités) which shall (i) be decided by the general meeting of the Target’s shareholders mentioned in Paragraph (a) above in accordance with Article 18 3° of the Target’s current by-laws with respect to the period from January 1st, 2009 to the date of such general meeting and (ii) not exceed six hundred thousand Euros (€600,000) in aggregate, Mr. Lucas, Mr. Gras and Mr. Naftalski expressly waive any rights they may have to be indemnified by the Target or any of its shareholders for the loss that they may incur as a result of the termination of their rights as unlimited partners (associés commandités) in the context of the Conversion of the Target;

(e)	Prior to the Conversion of the Target, Target shall make a reserve in its accounts for the payment, in 2010, of the payment to the members of the supervisory board as directors’ fees (jetons de présence) for the year 2009, and for an amount similar to the corresponding amount of jetons de présence paid in the previous years.
6. SALE AND PURCHASE OF TARGET SHARES
6.1 Sale and purchase of Target Shares
Upon the terms and subject to the satisfaction of the Conditions Precedent of this Agreement, at the Closing the Sellers (each as to the number of Target Shares with full title guarantee (en pleine propriété) set forth opposite his name in the appropriate column of the version of the table appearing in Schedule 6.1 included in the Pre-Closing Notice, the bare ownership (nue-propriété) of the number of Target Shares set forth opposite his name in the appropriate column of the version of the table appearing in Schedule 6.1 included in the Pre-Closing Notice and/or the usufruct (usufruit) of the number of Target Shares set forth opposite his name in the appropriate column of the version of the table appearing in Schedule 6.1 included in the Pre-Closing Notice) shall sell and deliver to Bidco, and the PE Fund shall cause Bidco to purchase from the Sellers, twenty six thousand seventy nine (26,079) Target Shares in aggregate with all rights attached or accruing to them at the Closing, free and clear of all Encumbrances, it being agreed that in the event of exercise of the Additional Contribution Option, such number of Target Shares shall be reduced by the number of Additional Shares Contributed.
6.2 Purchase Price
(a)	The aggregate amount in Euro to be paid by Bidco to the Sellers in consideration for twenty six thousand seventy nine (26,079) Target Shares (for the sake of clarity, such number of Target Shares shall not include the number of Target Shares to be contributed to Newco and the number of Target Shares sold to Newco to permit the subscription of Bonds pursuant to Section 4) (the “Purchase Price”) shall be equal to two hundred sixty six million six hundred seventy four thousand seven hundred twenty six (€ 266,674,726), to be reduced, in case of exercise of the Additional Contribution Option, by the amount of the Additional Valuation.

(b)	The Purchase Price shall be allocated among the Sellers in accordance with the following rules:
(i)	the consideration for one Target Share with full title guarantee (en pleine propriété) shall be equal to the Purchase Price divided by the total number of the Target Shares purchased by Bidco (i.e., twenty six thousand seventy nine (26,079) Target Shares(to be reduced by the number of the Additional Shares Contributed, in case of exercise of the Additional Contribution Option, as described hereabove); and

(ii)	the consideration for the bare ownership (nue-propriété) of one Target Share or for the usufruct (usufruit) of one Target Share shall be notified by the Families Agent to Newco and Bidco in the Pre-Closing Notice, on the basis of the Purchase Price per Target Share with full title guarantee (en pleine propriété).
(c)	The Purchase Price shall be final and binding on the Parties and shall not be subject to any adjustment whatsoever, except in accordance with Clause 13 hereafter.
6.3 Permitted Transfers
Notwithstanding any other provision of this Agreement to the contrary, each of the Original Family Sellers shall have the right to transfer the full title (pleine propriété) to, or the bare ownership (nue-propriété) or the usufruct (usufruit) of, the Target Shares which he owns on the date hereof (other than the Target Shares (or any title division (démembrement) thereof) that he may be committed to contribute to Lucas Luxco or Manco 1 in accordance with Section 4.2 or 4.3(c)) to his Relatives at any time prior to the Pre-Closing Notice Date, provided that in the event of any such transfer (a “Permitted Transfer”):
(a)	the transferee shall become a Party to this Agreement as a Family Seller by delivering to the PE Fund, Newco, Bidco, Willis Europe and the Families’ Agent, prior to the Pre-Closing Notice Date, (i) an instrument of adherence in the form attached at Schedule 6.3(a) or, in the event that the Permitted Transfer is a donation to a minor, an instrument of adherence in the form attached at Schedule 6.3(b) duly executed by an agent appointed in the donation deed (acte notarié de donation) in accordance with Article 389-3 of the French Civil Code (Code civil);

(b)	for purposes of this Agreement, the Target Shares (or any title division (démembrement) thereof) transferred pursuant to such Permitted Transfer shall be deemed never to have been held by the transferor but the said transferor shall remain jointly liable (solidairement responsable) for any breach of this Agreement by the transferee; and

(c)	the Pre-Closing Notice shall include an updated version of the table appearing in Schedule 6.1.
6.4	Soultes

Upon the Willis Contributions, the Lucas Luxco Contribution, the Manco 1 Contribution, the Willis Additional Contribution and the Family Additional Contribution, Newco shall receive contributions for a value in excess of the value of issuance of Newco Shares, Convertible Bonds and Bonds to such contributors, as described in Schedule 6.4 (the “Soultes”) for each contributor; such soultes shall be paid by Newco on the Closing Date to such contributors as allocated in Schedule 6.4.
7.	CONDITIONS PRECEDENT TO CLOSING
7.1	Conditions Precedent to the obligations of all Parties

For the benefit of the PE Fund, Newco, Bidco and each of the Sellers, the respective obligations of each Party under this Agreement shall be subject to the satisfaction or waiver (only by mutual agreement of the PE Fund, Willis Europe and the Families’ Agent), prior to or at the Closing, of each of the following Conditions Precedent:
(a)	Financing. (i) The Definitive Financing Agreements shall be in full force and effect, (ii) all the conditions to the drawdown of the Bank Loans set forth therein (other than the conditions depending on the consummation of the transactions contemplated by Sections 3 and 4) shall have been satisfied and (iii) the Banks shall not have informed Newco, Bidco or the PE Fund of their intention not to comply with their obligations under the Definitive Financing Agreements; and

(b)	No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which remains in effect and which, in each case, prohibits consummation of the transactions contemplated by this Agreement.
7.2	Condition Precedent to the obligations of the PE Fund, Newco and Bidco

For the benefit of the PE Fund, Newco and Bidco, the respective obligations of the PE Fund, Newco and Bidco under this Agreement shall be subject to the satisfaction or waiver (in the discretion of the PE Fund), prior to or at the Closing, of each of the following Conditions Precedent:
(a)	the Conversion of the Target shall have been unanimously approved and authorized, subject to the Closing, by all the Target’s shareholders (actionnaires commanditaires) present or represented at a duly convened extraordinary general meeting and by all the Target’s unlimited partners (associés commandités) pursuant to Section 5.5; and

(b)	the Sellers, Lucas Luxco, Financière Natelpau and Mincos shall have performed in all material respect all of the covenants and complied in all material respects with all the provisions required by this Agreement to be performed or complied with by them at or before the Closing.
7.3	Condition Precedent to the obligations of the Sellers

For the benefit of each of the Sellers, the respective obligations of each of the Sellers and Financière Natelpau under this Agreement shall be subject to the satisfaction or waiver (in the discretion of Willis Europe and the Families’ Agents), prior to or at the Closing, of the following Condition Precedent: Newco, Bidco, the PE Fund, the other Sellers, Financière Natelpau and Mancos shall have performed in all material respects all of the covenants and complied in all material respects with all the provisions required by this Agreement to be performed or complied with by them at or before the Closing.
7.4	Responsibility for Satisfaction

Each of the Sellers and the PE Fund shall act in good faith and use its commercially reasonable efforts, to take, agree to take or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary, proper or advisable so as to, as promptly as practicable (and in any event prior to the Long Stop Date), satisfy the Conditions Precedent set forth in this Section 7 and to permit consummation of the transactions contemplated by this Agreement.
7.5	Satisfaction or Non Satisfaction
(a)	If the Closing does not occur on the Long Stop Date at the latest because the Conditions Precedent are not satisfied or deemed to be satisfied, or waived, this Agreement may be terminated in accordance with Section 14.1(e).

(b)	Willis Europe, the Families Agents and the PE Fund may in any event mutually agree to postpone the Long Stop Date.
7.6	Transfer of Ownership

For the avoidance of doubt, and notwithstanding articles 1179 and 1583 of the French Civil Code (Code civil), ownership of the Target Shares shall only pass to Newco and Bidco, as the case may be, at the Closing, without any retroactive effect, upon full payment of the Purchase Price in accordance with Section 8.2.
8. CLOSING
8.1	Date and Place of Closing

Provided that (x) each of the Conditions Precedent set forth in Section 7 has either been satisfied or waived and (y) this Agreement has not been previously terminated pursuant to Section 14.1, the Closing shall take place:
(a)	at the offices of Mayer Brown, at 20, avenue Hoche, 75008 Paris (France) or at such other place as the PE Fund, Willis Europe and the Families’ Agent may agree upon in writing; and

(b)	at a date and time to be set by agreement between the PE Fund, Willis Europe and the Families’ Agents, or failing such agreement, at 9.00 a.m. on the day which is the later of:
(i)	the Business Day on which the Condition Precedent set forth in Section 7.2(a) is satisfied or waived;

(ii)	the Business Day following the expiration of a nine (9) calendar day period as from the day on which the Independent Appraisers have issued their last report in accordance with Section 5.2; and

(iii)	December 17, 2009.
The date on which the Closing shall take place is referred to herein as the “Closing Date”.
8.2 Payment of the Purchase Price
At the Closing, the PE Fund shall cause Bidco to pay:
(a)	the Willis Price to Willis Europe (for Willis Europe’s Target Shares not contributed to Newco) by wire transfer of immediately available cleared funds to such account of Willis Europe as shall have been notified to Bidco in writing by Willis Europe for such purpose no later than the Pre-Closing Notice Date; and

(b)	One hundred fifty nine million three hundred thirty six thousand seventy eight Euros (€159,336,078), corresponding to the excess of (i) the Purchase Price

(as reduced by the amount of the Additional Valuation, if any), over (ii) the Willis Price, to the Family Sellers (for the Family Sellers’ Target Shares not contributed to Newco) by wire transfers of immediately available cleared funds to such accounts of the Family Sellers as shall have been notified to Bidco by the Families’ Agents for such purpose in the Pre-Closing Notice. In any event, each of the Family Sellers expressly authorizes the Families’ Agent acting as his agent to withhold his Fraction of such Families’ Agent’s Expenses. Neither the PE Fund nor Newco nor Bidco nor Willis Limited nor Willis Europe shall bear any liability whatsoever to the Family Sellers in respect of such payments to, and by, the Families’ Agents, for and on behalf of the Family Sellers.
8.3	Closing Deliveries

At the Closing:
(a)	Willis Europe and the Families’ Agents shall deliver, or cause to be delivered (with certified copies delivered to each others), to Newco, Bidco and the PE Fund:
(i)	duly completed signed transfer forms (ordres de mouvement) in favor of Newco or Bidco, as the case may be, with respect to the Target Shares sold or contributed to Newco or Bidco, as the case may be, pursuant to this Agreement, which when all such transfer forms are taken together, effect the transfer to Newco or Bidco, as the case may be, of all the Target Shares to be delivered as at the Closing;

(ii)	duly completed and signed tax transfer forms (formulaire Cerfa n°2759 DGI) in respect of all the Target Shares to be sold to Bidco in accordance with the terms of this Agreement (three (3) original copies per Seller), it being expressly agreed that Bidco shall sign such forms and that a single tax transfer form shall be completed for sold shares originally divided between bare ownership (nue-propriété) and usufruct (usufruit);

(iii)	the up-to-date transfer register (registre des mouvements de titres) and the shareholders’ accounts (fiches individuelles d’actionnaires) of the Target duly indicating the transfer to Newco or Bidco, as the case may be, of all the Target Shares to be transferred at the Closing, free and clear of all Encumbrances;

(iv)	the subscription forms corresponding to the subscriptions described in Sections 3.2 to 3.4 and 4.1 to 4.4;

(v)	the minutes of the extraordinary general meeting of the Target’s shareholders (actionnaires commanditaires) and the meeting of the Target’s unlimited partners (associés commandités) which, inter alia, approve and authorize, subject to the Closing, the Conversion of the Target, approve Newco and Bidco as new Shareholders of the Target and, as the case may be, approve the pledge to be granted to the Banks and its beneficiary;

(vi)	a copy of the powers of attorney, in agreed form, for each Seller that shall not attend the Closing;

(vii)	reliance letters for the VDD Report to Newco, Bidco and the Banks in satisfactory form for them;

(viii)	a copy of the Willis Gras Savoye Ré Agreement duly signed, according to Clause 10.3; and

(ix)	a copy of the duly completed signed transfer forms in favor of Target and the corresponding duly completed and signed tax transfer forms for the Lucas Minority Shares and the Gras Minority Shares, according to Section 9.4.
(b)	Bidco and the PE Fund shall deliver to Willis Europe and the Families’ Agents evidence of the wire transfers relating to the full payment of the Purchase Price in accordance with Section 8.2.
8.4	Execution of the Shareholders’ Agreement
(a)	The PE Fund, the Rollover Sellers and Mincos undertake to execute, together with Financière Natelpau, Lucas Luxco and Mancos (and any authorized substituted entities), and enter into a shareholders’ agreement relating to Newco substantially in the form attached at Schedule 8.4 (the “Shareholders’ Agreement”) at the Closing.

(b)	At the Closing, the PE Fund and the Rollover Sellers shall take, to the fullest extent possible under applicable Law, all actions necessary to amend the applicable Organizational Documents of Newco in order to implement articles 2, 3 and 4 of the Shareholders’ Agreement and, in any event, as from the Closing Date, shall act in accordance with the Shareholders’ Agreement.
8.5 Matters at the Closing
(a)	Immediately after Closing, Newco shall sell to Bidco all the Target Shares it holds, including under Section 4.4, for the price it acquired them or a price equivalent to the contribution value under which they were contributed to it.

(b)	All actions to be taken and all documents to be executed and delivered by the Parties at the Closing in accordance with this Agreement shall be deemed to have been taken and executed simultaneously, and, therefore, no actions or proceedings shall be deemed taken nor any documents shall be deemed executed or delivered until all have been taken, executed and delivered, and title to the Target Shares shall not be transferred to Newco or Bidco which shall have no property rights or interest in the Target Shares unless and until the Closing actually takes places and the Purchase Price has been effectively received by the intended recipients thereof.

9. PRE-CLOSING MATTERS
9.1	Preliminary Information

On the third (3rd) Business Day prior to the Closing Date (the “Pre-Closing Notice Date”), the Families’ Agents shall deliver to Newco and Bidco a written notice (the “Pre-Closing Notice”) setting forth:
(a)	With respect to the Gras Shareholders, whether or not they want to use the alternative mechanism provided in Sections 3.4(c) and 4.4(b)(ii);

(b)	the updated version of the table appearing in Schedule 6.1; and

(c)	several euro-denominated accounts (including full IBAN details) opened at a bank in the name of the Family Sellers as indicated by the Families’ Agent into which (i) the aggregate Purchase Price payable at the Closing to the Family Sellers pursuant to the updated version of the table appearing in Schedule 6.1 and Section 8.2 shall be paid by Bidco by wire transfers in immediately available cleared funds at the Closing, allocated in accordance with such updated version of Schedule 6.1.
9.2	Conduct of Business

During the period from and including the date of this Agreement until the Closing, except as may be (w) disclosed in the Documentation and/or in Schedule 9.2, or (x) required by applicable Law, (y) contemplated elsewhere in this Agreement or necessary to implement the transactions contemplated herein, or (z) consented to in writing by the PE Fund (which consent shall not be unreasonably withheld or delayed, having due consideration for the interests of the Group Companies), the Sellers, within the limits of their respective authority as shareholder, officer, director or employee of the Group Companies, undertake to:
(a)	ensure that the Group Companies carry on their activities only in the ordinary course of business (en bon père de famille) in substantially the same manner as heretofore conducted;

(b)	prevent the Target from declaring, setting aside, making or paying any dividend, interim dividend or other distribution in respect of its share capital (in cash or otherwise), or purchasing or redeeming any shares in its share capital, provided that, for the avoidance of doubt, nothing herein shall prevent the distribution mentioned in Section 5.6(d), the repurchase of Target Shares resulting from the exercise of Stock Options or any other repurchase of Target Shares by the Target on or prior to the Closing; and

(c)	prevent each of the Group Companies from (other than in favor of another Group Company or pursuant to the Minority Arrangements):
(i)	amending its Organizational Documents; provided that, for the avoidance of doubt, nothing herein shall prevent the Conversion of the Target;

(ii)	issuing or selling any shares in its share capital or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares; provided that, for the avoidance of doubt, nothing herein shall prevent (x) an Original Family Seller from transferring its Target Shares pursuant to Section 6.3 or (y) the exercise of the Stock-Options;

(iii)	incurring (other than in the ordinary course of business consistent with past practice) any material indebtedness for borrowed money (including through the issuance of debt securities) or granting any guarantee (other than (A) guarantees granted in the ordinary course of business pursuant to OHADA Rules, (B) guarantees required by applicable Laws to carry out insurance brokerage activities, or (C) more generally in the ordinary course of business) or other commitment to secure any loan or borrowing or creating or allowing to come into being any Encumbrances;

(iv)	acquiring, selling, leasing, licensing, transferring or abandonning (A) any significant asset or (B) any interests in or securities issued by an Entity which is not a Group Company for an amount in excess of €500,000 or merging or demerging with or into another Entity which is not a Group Company;

(v)	amending its salary policy or giving its employees salary increases, benefits in kind, bonuses or other benefits of any kind whatsoever, other than in the context of normal activity and in accordance with past practices or hiring any employees or terminating any employment agreement of an employee with an annual gross salary exceeding €250,000;

(vi)	agreing, resolving or commiting to do any action that would be reasonably likely to cause any of the conditions to completion of the transactions contemplated by this Agreement not to be satisfied; and

(vii)	committing in writing to take any of the actions set forth in the foregoing Paragraphs (i) through (vi).
For the purposes of granting any consents which may be requested by Willis Europe, the Lucas Family’s Agent or a Group Company pursuant to this Section 9.2, the PE Fund hereby designates Mr. Christian Couturier with immediate effect and represents and warrants to, and agrees with, each of the Sellers that Mr. Christian Couturier shall have the full capacity and right to give any such consents on behalf of the PE Fund during the term of this Agreement. Within three (3) Business Days of receipt of any request for consent from Willis Europe, the Lucas Family’s Agent or a Group Company, the PE Fund shall have the right to notify Willis Europe, the Lucas Family’s Agent or the relevant Group Company that it objects to the proposed action (which notice of objection shall indicate the reasons for so objecting). If the PE Fund shall not have notified Willis Europe, Lucas Family’s Agent or the relevant Group Company, as the case may be, of its objection to a proposed action within such period of three (3) Business Days, the PE Fund shall be deemed to have consented to such proposed action.

9.3	Access to Group Companies
(a)	During the period from and including the date of this Agreement until the Closing, upon the reasonable written request of the PE Fund and subject to compliance by the PE Fund and its advisors with the terms of the confidentiality agreement dated May 11, 2009 (the “Confidentiality Agreement”), the Families’ Agents (on behalf of all the Family Sellers) and Willis Europe shall use their commercially reasonable endeavors to arrange for the PE Fund and its representatives to be granted reasonable access during normal business hours to each Group Company’s documents and senior management as the PE Fund may reasonably require in order to ensure a timely and efficient Closing, provided that such access shall not interfere with the normal business and operations of the Group Companies.

(b)	Notwithstanding the foregoing, the Families’ Agents and Willis Europe shall not be required to provide access to any information which they cannot provide to the PE Fund by reason of confidentiality undertakings with a third party or considering the difficulty to obtain such information.
9.4	Minority Shares

Before the Closing:
(a)	Mr. Patrick Lucas and Mr. Emmanuel Gras shall sell to Target the 400 and 800 shares issued by Gras Savoye SA that they hold respectively (the “Lucas Minority Shares” and the “Gras Minority Shares” respectively) for an amount per share equal to €24.67 (twenty four Euros and sixty seven cents).

(b)	Willis Europe shall buy from Miss Sarah Turvill and Mr. Joseph Plumeri one (1) Target Shares held by each of them at the date hereof.
10.	ADDITIONAL AGREEMENTS
10.1	Stock Options
(a)	The PE Fund and the Rollover Sellers shall use their commercially reasonable efforts, from and including the date hereof, to convince:
(i)	each holder of Stock Options to accept the termination or the amendment of the Stock Options Agreements to which he is a party;

(ii)	each holder of Exercisable Stock Options to exercise their Exercisable Stock Options and to undertake to sell at the Closing to Bidco or the Target all Target Shares which may result from the exercise of such Exercisable Stock Options at a price per Target Share equal to the Purchase Price per Target Share;

(iii)	each holder of Non Exercisable Stock Options to enter into an agreement with Bidco substantially in the form set forth in Schedule 10.1 (a “Put and Call Options Agreement”) pursuant to which such holder of Stock Options would grant a call option to Bidco, which would grant a put option to such holder of Stock Options, with respect to all Target Shares which may result from the exercise of such Non Exercisable Stock Options by such holder of Stock Options;

(iv)	each holder of Stock Options who would have exercised its Stock Options before the Closing and who would not have sold its shares before Closing to sign with Target or Bidco an undertaking to sell to it the corresponding Shares on December 31, 2010 at the latest at a price per Target Share determined in accordance with the Put and Call Options Agreement.
(b)	Willis Europe, Mr. Gras and Mr. Naftalski hereby give full power and authority to Patrick Lucas to negociate and sign the termination or amendment agreement described in (i) above and the Put and Call Options Agreements described in (iii) above; and

(c)	The PE Fund shall cause Bidco to purchase and be able to purchase, at the Closing, at a price per Target Share equal to the Purchase Price per Target Share, any Target Shares, if not previously acquired by Target, which may result from the exercise of the Exercisable Stock Options and would be tendered for purchase by their holders at or prior to Closing.

(d)	Willis Europe, Mr. Lucas, Mr. Gras and Mr. Naftalski undertake to accept the termination or amendment of the Stock Options Agreements of any holder of Stock Options who would sell to Bidco his Target Shares resulting from the exercise of his Exercisable Stock Options at the Closing and/or would enter into a Put and Call Options Agreement.

(e)	Should Willis Europe or one of its Affiliates be required under the existing Stock Options Agreements to purchase Target Shares held by a holder of Stock Options as a result of his exercise of his Stock Options, Bidco undertakes to substitute itself, or to substitute Target, for Willis Europe or its Affiliate and to acquire (or make Target acquire) such Target Shares in their place.
10.2	Management package
(a)	At or after the Closing, Newco shall issue non voting Newco Class 2 Shares with Warrants attached to be subscribed by Mancos in accordance with Sections 3.3 and 4.3 so that the PE Fund and the Rollover Sellers are diluted equally pro-rata to their respective holding prior to such issuance.

(b)	Upon issuance and subscription of those securities, the PE Fund, Lucas Luxco and Financière Natelpau and the members of the management of the Group Companies who held shares in Mancos and Mancos shall enter into a shareholders’ agreement reflecting the terms and conditions set forth in Schedule 10.2.

10.3	Willis Gras Savoye Ré

The Sellers undertake to ensure that Target shall, before the Closing Date, sign and enter with Willis Europe BV and Willis Group Limited into the amendment agreement appearing in Schedule 10.3 (the “Willis Gras Savoye Ré Agreement”).
10.4	Transfers of the Target Shares held in accordance with Target Shares loans prior to Closing

Mr. Patrick Lucas undertakes and shall take all necessary actions to ensure that the Target Shares held in accordance with Target Shares loans (prêts de consommation d’actions) listed form 7 to 10 in Schedule (c) are reimbursed and that the Target Shares loans are terminated prior to Closing.
11.	REPRESENTATIONS OF THE PE FUND

The PE Fund hereby represents and warrants to the Sellers, as of the date hereof and as of the Closing Date (except for such representations which are expressly made as of the date hereof or as of the Closing Date and are therefore only made on such date), as set forth below.
11.1	Organization; Authority and Validity
(a)	The PE Fund is an Entity duly organized and validly existing under the Laws of France.

(b)	Both Newco and Bidco are a société par actions simplifiée duly organized and validly existing under the Laws of France, is not in a state of insolvency (en état de cessation des paiements), nor subject to any Bankruptcy Proceedings and no facts exist that would result in any such event occurring.

(c)	The PE Fund, Newco and Bidco have the corporate power and authority to enter into this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The individual signatory in their names and on their behalf is duly authorized for that purpose.

(d)	The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the competent corporate bodies of the PE Fund, Newco and Bidco, and no other corporate action on the part of the PE Fund, Newco or Bidco is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby.

(e)	This Agreement has been duly executed by the PE Fund, Newco and Bidco and constitutes a legal, valid and binding obligation of the PE Fund, Newco and Bidco, enforceable against them in accordance with its terms.
11.2	Newco and Bidco

Each of Newco and Bidco:
(a)	is not in violation of, and has not violated, any applicable Law or judgment;

(b)	does not exercise, and has never exercised, any activity;

(c)	has not, and has never had, any employees; and

(d)	has no liability or obligation (including off-balance sheet liabilities) except for liabilities or obligations directly related to the transactions contemplated by this Agreement which have been disclosed to the Sellers.
11.3	No Conflict

Neither the entering into of this Agreement, nor the performance by the PE Fund, Newco and Bidco of their obligations hereunder, nor the consummation of the transactions contemplated herein, does or will:
(a)	conflict with or violate any provision of the Organizational Documents of the PE Fund, Newco and Bidco;

(b)	violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any contracts or Governmental Authorizations to which the PE Fund, Newco, Bidco or any of their Affiliates is a party or by which the PE Fund, Newco, Bidco or any of their Affiliates are bound; or

(c)	constitute a violation by the PE Fund, Newco, Bidco or any of their Affiliates of any Laws or judgments.
11.4	Governmental Authorizations, Consent

No Governmental Authorization or other third party consent is required to be made or obtained by the PE Fund, Newco, Bidco or any of their Affiliates prior to the Closing in connection with: (a) the entering into of this Agreement by the PE Fund, Newco and Bidco, (b) the performance by the PE Fund, Newco and Bidco of their obligations hereunder, or (c) the consummation of any of the transactions contemplated hereby.
11.5	Acknowledgements
(a)	The PE Fund acknowledges and agrees that:
(i)	it and its advisors have carried out an independent and satisfactory due diligence of the Group Companies, as the PE Fund has deemed necessary, consisting in (x) reviewing the VDD Report (y) reviewing and analysing the Documentation, and (z) asking written and oral questions and analysing the answers to such questions and all documents relating thereto;

(ii)	it and its advisors have had access to the senior management of the Group Companies, notably during management presentations, and in this respect have obtained from such senior management all material information they have deemed necessary; and

(iii)	in entering into this Agreement, it has relied upon its own review and analysis of the Documentation and upon the representations and warranties of the Sellers expressly set forth in this Agreement (and in respect of which the PE Fund represents that they have no knowledge of any breach).
(b)	The PE Fund acknowledges that the representations, warranties and statements of the Sellers set forth in the Agreement supersede any and all earlier representations, warranties or statements made by the Sellers, any Sellers’ Connected Persons or any Group Companies’ Connected Persons regarding the Target Shares, any of the Group Companies or any of the transactions contemplated hereby, and that the Sellers and the Sellers’ Connected Persons shall have no liability in respect of any such earlier representations, warranties or statements. Except as expressly set forth in this Agreement, none of the Sellers or any of the Sellers’ Connected Persons makes any representation or warranty, either express or implied, of any kind whatsoever with respect to the Target Shares, the Group Companies or any of the transactions contemplated hereby (including as to the accuracy or completeness of any information reviewed by the PE Fund or their Connected Persons).

(c)	In connection with their investigations of the Group Companies, the PE Fund may have received from the Sellers, the Group Companies and/or their respective Affiliates or Connected Persons certain projections, forecasts and/or business plan information. The PE Fund acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and that it is familiar with such uncertainties. The PE Fund further acknowledges that, subject to fraud or willful misconduct of the Sellers, neither any of the Sellers nor any of the Sellers’ Connected Persons, nor any of the Group Companies, nor any of the Group Companies’ Connected Persons makes any representation or warranty, whether express or implied, with respect to the future relations of the Group Companies with any customers or suppliers, or with regard to the future financial or business prospects of the Group Companies, and the PE Fund further confirms that it takes full responsibility for making, on the basis of the Documentation, its own evaluation of the Group Companies and its current position and future financial and business prospects.
12.	REPRESENTATIONS OF THE SELLERS
12.1	General representations by each Seller individually

Each Seller represents and warrants to Bidco only in respect of itself (and not in respect of any other Seller) as of the date hereof and as of the Closing Date (except for such representations which are expressly made as of the date hereof or as of the Closing Date and are therefore only made on such date), as set forth below:
(a)	each Seller has the power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has obtained all necessary consents and authorizations required to be obtained by it (and not by Newco, Bidco or the PE Fund) to perform this Agreement (subject, prior to Closing, to the accuracy of the representation and warranty of the PE Fund under Section 11.4);

(b)	this Agreement has been duly executed by each Seller and constitutes a legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms;

(c)	each Original Seller owns, as of the date of this Agreement, the number of Target Shares (or any title division (démembrement) thereof) set out opposite its name in Schedule (C);

(d)	each Seller will, at the Closing, be the sole owner of the Target Shares (or any title division (démembrement) thereof) that it will sell to Newco or Bidco, as the case may be, and such Target Shares (or any title division (démembrement) thereof) will, on the Closing Date, be fully paid up, validly issued and free and clear from any Encumbrance;

(e)	except as may be disclosed in Schedule 12.1 or otherwise expressly provided in this Agreement and, as the case may be, for directors’ fees (jetons de présence), dividends approved but unpaid and its salaries as employee or officer (mandataire social) of the Group Companies, none of the Group Companies owes it any amounts, on the basis of a shareholder’s loan or any loan or arrangement of any nature whatsoever;

(f)	each of the Sellers which are not individuals is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, is not in a state of insolvency (en état de cessation des paiements), nor subject to any Bankruptcy Proceedings and no facts exist that would result in any such event occurring;

(g)	neither the entering into of this Agreement nor the performance by a Seller of its obligations hereunder nor the consummation of the transactions contemplated herein does or will:
(i)	conflict with or violate any provision of the Organizational Documents of such Seller, if it is an Entity;

(ii)	violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any contracts or Governmental Authorizations to which such Seller or any of its Affiliates is a party or by which such Seller or any of its Affiliates is bound; or

(iii)	constitute a violation by such Seller or any of its Affiliates of any Laws or judgments; and
(h)	no Governmental Authorization or other third party consent is required to be made or obtained by each Seller or any of its Affiliates prior to the Closing in connection with: (a) the entering into of this Agreement by such Seller, (b) the performance by such Seller of its obligations hereunder, or (c) the consummation of any of the transactions contemplated hereby.
12.2	Additional representations by the Sellers on a several basis

Except as may be disclosed in the Documentation and/or in the Half Year Accounts and/or in Schedule 12, the Sellers (each to its own Knowledge) represent and warrant severally but not jointly (conjointement mais non solidairement) to Bidco as of the date hereof and as of the Closing Date (except for such representations which are expressly made as of the date hereof or as of the Closing Date and are therefore only made on such date), as set forth below:
(a)	all the Target Shares and the treasury Target Shares owned by the Target represent all of the securities issued by the Target giving access to its share capital;

(b)	except for the Stock Options and the Minority Arrangements, there are no options, undertakings to buy or sell, warrants, bonds or other agreements or undertakings under which the Group Companies are or could be required to create other shares or securities giving or potentially giving access to the share capital of the Group Companies;

(c)	no Group Company has repurchased, redeemed or otherwise reacquired its own securities, directly or indirectly; the Group Companies which have repurchased their own securities as disclosed in the Documentation or in Schedule 12, have repurchased such securities in compliance with applicable Laws, and those Group Companies are not bound by any contract requiring further financial or performance obligations in connection with such repurchases, redemptions or reacquisition;

(d)	each Group Company is duly organized and validly existing under the laws of its jurisdiction of organization and is not in a state of insolvency nor subject to any Bankruptcy Proceedings;

(e)	each Group Company is duly qualified to do business in each jurisdiction in which the conduct of its business requires it to be so qualified under applicable Laws;

(f)	the Target directly or indirectly has full ownership of the shares, voting rights and financial rights in the Subsidiaries, as indicated in, and subject to, Schedule (D);

(g)	except for minority interests owned as short-term investments (such as valeurs mobilières de placement), the Target and the Subsidiaries do not hold, directly or indirectly, any shareholding interests in any Entity which is not included in the Half Year Accounts; and

(h)	during the period from January 1st, 2009 until the date of this Agreement (inclusive), none of the Group Companies has carried out or committed to carry out any of the transactions listed in Sections 9.2(c)(i) to 9.2(c)(vii).

13.	INDEMNIFICATION BY THE SELLERS
13.1	Indemnification of Bidco

Each Seller undertakes to indemnify Bidco for any loss incurred by Bidco, directly or through the transfer by Newco to Bidco of Target Shares, which:
(a)	has its origin or cause prior to the Closing; and

(b)	is the direct consequence (to the exclusion of consequential or indirect damages) of any inaccuracy in the representations and warranties made by such Seller, individually or severally, in Section 12.
13.2	Maximum liability
(a)	Under circumstances where a claim may be validly made against all or any of the Sellers under this Section 13, the amount claimed by Bidco against any single Seller shall not exceed the product of (i) such Seller’s Fraction, and (ii) the total amount which could be claimed at such time by Bidco against all the Sellers (collectively).

(b)	The maximum aggregate amount for which a Seller may be liable in respect of any and all claims which may be made under this Section 13 shall be limited to such Seller’s Fraction of ten percent (10%) of (i) the Purchase Price less (ii) the amount invested by Financière Natelpau in accordance with Sections 3.4.
13.3	Time Limitation – Conduct of claims — Mitigation
(a)	No claim shall give rise to an indemnification obligation under this Section 13 if notice of such claim is made after a period of one (1) year as from the Closing Date (the “Expiry Date”).

(b)	If a claim is made before the Expiry Date, it shall be deemed withdrawn four (4) months after the Expiry Date unless judicial proceedings in respect of it have been commenced prior to the expiration of such a four (4) month period.

(c)	No claim may be made against a Seller in respect of Schedule 12.2 unless it is made against all the Sellers.

(d)	Any payment in accordance with this Section 13 shall be deemed to be a reduction in the Purchase Price and shall be made by the Sellers within eight (8) days of the claim or, in case of disagreement, within eight (8) days of a mutual agreement between the Families Agents, Willis and Bidco or the handing down of an enforceable judgement (décision exécutoire).

(e)	Bidco undertakes to make its best efforts to mitigate any loss which may give rise to a claim against the Sellers.

(f)	Except for application of articles 1117, 1626, 1641 of the French Civil Code, the indemnification provided for in this Section 13 shall constitute Bidco’s exclusive remedy in respect of any breach of the representations and warranties set forth in Section 12 and Bidco hereby waives any right that it may have to rescission of this Agreement.
14.	TERMINATION
14.1	Termination Causes

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:
(a)	by the mutual written consent of the PE Fund, Willis Europe and each of the Families’ Agents;

(b)	by either the PE Fund, Willis Europe or the Families’ Agents upon written notice served to the non-terminating Parties, if any permanent injunction or action by any Governmental Authority of competent jurisdiction prohibiting consummation of the transactions contemplated by this Agreement shall have been issued or taken and shall have become final and from which no appeal is possible;

(c)	by either Willis Europe or the Families’ Agents upon written notice served to the non-terminating Parties on the Closing Date, if the PE Fund shall fail to comply with its obligations set forth in Section 8, it being expressly agreed that such termination would be in addition to and without prejudice to all other rights and/or remedies available to the Sellers against the PE Fund including the right to claim damages;

(d)	by the PE Fund upon written notice served to Willis Europe and the Families’ Agents on the Closing Date, if the Sellers or Mincos shall fail to comply with their obligations set forth in Section 8, it being expressly agreed that such termination would be in addition to and without prejudice to all other rights and/or remedies available to the PE Fund against the Sellers or Mincos including the right to claim damages; or

(e)	by either the PE Fund, Willis Europe or the Families’ Agents, upon written notice served to the non-terminating Parties on the Long Stop Date, in the event that the Closing has not occurred, for any reason whatsoever, on the Long Stop Date at the latest, except to the extent that such failure arises out of, or results from, a breach by the Party (or Parties) seeking to terminate this Agreement of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by such Party (or Parties) prior thereto, it being agreed that the PE Fund, Willis Europe and the Families Agents shall consult each other in good faith on the possibility of and the consequences of an extension of the Long Stop Date (except in case of breach by a Party as aforementioned).

14.2	Effect of Termination

If this Agreement is terminated pursuant to Section 14.1, no Party hereto (or any of its Connected Persons) will have any liability or further obligation under this Agreement to any other Party to this Agreement, except for (a) any liability that shall have accrued prior to such termination, (b) any liability arising out of any breach of this Agreement prior to such termination and (c) the obligations set forth in Section 15 (Confidentiality) and Section 16 (Miscellaneous), which shall survive termination.
15.	CONFIDENTIALITY
15.1	Public Announcements
(a)	Neither any of the Sellers nor the PE Fund shall, or shall permit any Affiliate which they control, or any of their representatives or advisors to, issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Willis Europe, the Families’ Agents and the PE Fund, which consent shall not be unreasonably withheld, except that each Party shall be permitted to make such public announcements as may be required by applicable Law.

(b)	In the event any such press release, public announcement or other disclosure is required by Law to be made by the Party proposing to issue the same, such Party shall notify Willis Europe, the Families’ Agents and the PE Fund prior to the issuance or making of any such press release, public announcement or other disclosure and shall use its commercially reasonable endeavors to consult in good faith with Willis Europe, the Families’ Agents and the PE Fund and to take into account the reasonable requirements of such Parties as to the timing, content and manner of making any such press release, public announcement or other disclosure.

(c)	Except to the extent that the Sellers or any Group Company is required by applicable Law to make any such communication, Willis Europe, the Families’ Agents and the PE Fund shall consult with each other concerning the means by which the Group Companies’ customers and suppliers and others having dealings with the Group Companies will be informed of the transactions contemplated by this Agreement.
15.2	Non-Disclosure
(a)	The PE Fund shall, and shall procure that their Affiliates shall, keep confidential all information provided to them by or on behalf of any Seller or otherwise obtained by or in connection with (x) this Agreement which relates to a Seller and, (y) if the Closing does not occur, any of the Group Companies.

(b)	If, after Closing, any of the Group Companies holds confidential information relating to any of the Sellers, the PE Fund and the Rollover Sellers shall procure that such Group Company keeps that information confidential and, to the extent reasonably practicable, returns that information to the relevant Seller or destroys it, in each case without retaining copies.

(c)	Except as specifically contemplated by this Agreement, during the period from and including the date of this Agreement until the Closing, neither the PE Fund nor any of their Affiliates shall, without the Sellers’ prior written consent, engage in discussions with, continue discussions with, or otherwise communicate orally or in writing with any customer, supplier, distributor or other person having business dealings with any of the Group Companies with respect to any matter related to or affecting any of the Group Companies or any of the Group Companies’ business or operation before the Closing.

(d)	Without limiting the generality of the foregoing, the PE Fund acknowledges that it shall continue to be bound by the Confidentiality Agreement during the period from and including the date of this Agreement until the Closing.
16.	MISCELLANEOUS
16.1	Further Actions

Subject to the terms and conditions herein provided, each of the Parties shall use its reasonable endeavors to take all measures or to ensure that all measures necessary or advisable under applicable Laws are taken in a timely manner for the consummation of the transactions contemplated by this Agreement. In the event that after the Closing Date any additional measures are necessary or desirable for the consummation of the transactions contemplated hereby, the Parties shall take all such measures, or shall ensure that they are taken.
16.2	Families’ Agents
(a)	Appointment of the Lucas Family’s Agents. Each of the Family Sellers, except the Gras Shareholders, hereby irrevocably and exclusively appoints Mr. Patrick Lucas as his agent (mandataire) (the “Lucas Family’s Agent”) to act in his name and on his behalf to:
(i)	receive notices under this Agreement;

(ii)	at the Closing, sign and deliver transfer forms (ordres de mouvement) in favor of Newco or Bidco, as the case may be, in respect of his Target Shares;

(iii)	receive and distribute any payments made by Newco, Bidco or the PE Fund under this Agreement;

(iv)	subscribe to Bonds and, as the case may be, other securities issued by Newco;

(v)	deliver any notices, certifications, consents, approvals or waivers required or appropriate under this Agreement (as determined in the reasonable judgment of the Lucas Family’s Agent);

(vi)	handle, dispute, compromise, settle or otherwise deal with any and all claims against by or against or disputes with the PE Fund, Willis Europe, Bidco and Newco under this Agreement; and;

(vii)	more generally, exercise the rights of the Family Sellers it represents on their behalf under this Agreement (including the right to terminate this Agreement provided under Section 14).
(b)	Appointment of the Gras Family’s Agents. Each of the Gras Shareholders hereby irrevocably and exclusively appoints Mr. Emmanuel Gras as his agent (mandataire) (the “Gras Family’s Agent”) to act in his name and on his behalf to:
(i)	receive notices under this Agreement;

(ii)	at the Closing, sign and deliver transfer forms (ordres de mouvement) in favor of Newco or Bidco, as the case may be, in respect of his Target Shares;

(iii)	subscribe to Bonds and, as the case may be, other securities issued by Newco until Closing;

(iv)	deliver any notices, certifications, consents, approvals or waivers required or appropriate under this Agreement (as determined in the reasonable judgment of the Gras Family’s Agent);

(v)	handle, dispute, compromise, settle or otherwise deal with any and all claims against by or against or disputes with the PE Fund, Willis Europe, Bidco and Newco under this Agreement; and;

(vi)	more generally, exercise the rights of the Family Sellers it represents on their behalf under this Agreement (including the right to terminate this Agreement provided under Section 14).
(c)	Families’ Agents’ Expenses. The Family Sellers hereby expressly authorize their respective Families’ Agent to withhold from that part of the Purchase Price to be received by each of them their Fraction of such Families’ Agent’s Expenses.

(d)	Information to the Family Sellers. Each Families’ Agent shall promptly inform the Family Sellers it represents (mandants) of any notices it receives from the other Parties pursuant to this Agreement.

(e)	No liability. Any decision or act taken by a Families’ Agent under this Agreement in relation with the Family Sellers it represents shall bind such Family Sellers, but the Families’ Agent shall not bear any liability whatsoever to the Family Sellers in his capacity as agent of the Family Sellers under this Agreement. Neither Newco, Bidco nor the PE Fund nor Willis Europe nor Willis Limited shall bear any liability whatsoever to the Family Sellers or the Families’ Agents in respect of this Section 16.2.

(f)	Successors. Each Families’ Agents or his successors may at any time notify Willis Europe, the PE Fund and the Family Sellers that he does not wish to continue to act as agent for all or part of the Family Sellers it represents, provided, however, that the termination of a Families’ Agent’s appointment will not be effective vis-à-vis the PE Fund or Willis Europe unless and until a new Person is designated as the Families’ Agent by the relevant Family Sellers under this Agreement.
16.3	Notices and Communications
(a)	All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing in the English language and shall be: (x) delivered by hand against an acknowledgement of delivery dated and signed by the recipient; (y) sent by an overnight courier service of recognized international standing (all charges paid); or (z) sent by email or facsimile transmission and confirmed by registered mail (postage prepaid, return receipt requested) (lettre recommandée avec demande d’avis de réception) posted no later than the following Business Day, to the relevant Party at its address, email address or fax number set forth below:

If to the PE Fund, Bidco
or Newco, to:	Astorg Partners

68, rue du Faubourg St-Honoré
75008 Paris
Attn: Christian Couturier
Fax: + 33 1 53 05 40 57
Email: ccouturier@astorg-partners.com
with a copy to:

SJ Berwin
64, avenue Kléber
75016 Paris, France
Attn: Christophe Digoy/David Diamant
Fax: + 33 1 44 34 63 47
Email: christophe.digoy@sjberwin.com
david.diamant@sjberwin.com

If to Willis Europe or
Willis Limited, to:	Willis Europe

51 Lime Street
London EC3M 7DQ
United Kingdom
Attn: Sarah Turvill
Fax: + 44 203 124 8882
Email: turvills@willis.com

with a copy to:

Mayer Brown
20, avenue Hoche
75008 Paris, France
Attn: Guillaume Kuperfils/Olivier Aubouin
Fax: + 33 1 53 96 03 83
Email: gkuperfils@mayerbrown.com
oaubouin@mayerbrown.com

If to a Lucas Shareholder, to:	Mr. Lucas in his capacity as Lucas Family Agent

c/o Gras Savoye & Cie,
2, rue Ancelle
92200 Neuilly-sur-Seine, France,
Fax: + 33 1 41 43 69 06
Email: patrick.lucas@grassavoye.com

with a copy to:

Mayer Brown
20, avenue Hoche
75008 Paris, France
Attn: Guillaume Kuperfils/Olivier Aubouin
Fax: + 33 1 53 96 03 83
Email: gkuperfils@mayerbrown.com
oaubouin@mayerbrown.com

and to:

Mr. Hubert Moreno
c/o Gras Savoye & Cie,
2, rue Ancelle
92200 Neuilly-sur-Seine, France,
Fax: + 33 1 41 43 69 06
Email: hubert.moreno@grassavoye.com

If to a Gras Shareholder, to:	Mr. Gras in his capacity as Gras Family Agent

1B, rue de la Festingue
B7730 Nechin, Belgique

with a copy to:

Gide Loyrette Nouel
26, cours Albert 1er
75008 Paris, France
Attn: Antoine de la Gatinais
Fax: + 33 1 40 75 36 72
Email: gatinais@gide.com

and to:

Affectio Finance
110, avenue de Flandre
59290 Wasquehal
Attn: Hervé d’Halluin
Email : Hdhalluin@numericable.fr

If to Minco 1, to:	Maera

63-65, rue de Merl
L-2146 Luxembourg
Fax: + 33 3 28 63 05 10
Email: patrick.lambert@grassavoye.com

If to Minco 2, to:	Pierre Simon

6bis, rue Jean Nicolas Collignon
57070 Metz
Email: pierre.simon@grassavoye.com

If to Minco 3, to:	PRPHI

13, rue du Tour des Portes
56100 Lorient
Email: philippe.rouault@grassavoye.com
or to such other Persons or at such other addresses as hereafter may be furnished by the PE Fund, Willis Europe or the Families’ Agents by like notice to the others.

(b)	A notice or a communication shall be deemed to have been received:
(i)	at the time of delivery if delivered personally;

(ii)	at the time of transmission (if such transmission is confirmed) if sent by email or fax;

(iii)	two (2) Business Days after the time and date of mailing if sent by pre-paid inland registered mail; or
(iv)	five (5) Business Days after the time and date of mailing if sent by pre-paid registered airmail;
provided that if deemed receipt of any notice or communication occurs after 7:00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9:00 a.m. on the next Business Day. References to time in this Section 16.3 are to local time in the country of the addressee.
16.4	Costs and Expenses
(a)	Whether or not the transactions contemplated hereby are consummated, except as otherwise expressly provided herein or as otherwise specifically agreed in writing by the Parties, each of the Sellers, on the one hand, and the PE Fund, on the other hand, shall bear its own expenses incurred in connection with the negotiation, preparation and signing of this Agreement and the consummation of the transactions contemplated hereby, provided, however, that, upon and subject to the Closing, Newco and Bidco shall be responsible for paying, upon receipt of invoices issued to Newco or Bidco, as the case may be, by such advisors, the fees and expenses of professional advisors incurred in connection with the preparation of the VDD Report released to Newco and Bidco and other fees and expenses incurred by or for the account of the Sellers reinvesting, directly or indirectly, in Newco and in connection with the transactions contemplated hereby (including the data room costs, lawyers’ fees and investment bank’s fees), up to a maximum aggregate amount of twenty one million Euros (€21,000,000)).

(b)	Any stamp taxes (droits d’enregistrement) that may become payable as a result of the transfer of the Securities pursuant hereto shall be borne by Newco or Bidco and shall be paid on a timely basis in compliance with all statutory requirements. Newco shall provide Willis Europe and the Families’ Agents with evidence of the payment of any such taxes promptly upon the written request of Willis Europe or the Families’ Agents.
16.5	Absence of Third-Party Rights – Assignment

Except as expressly provided herein, this Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns; provided, however, that none of the Parties shall assign any of its rights or delegate any of its obligations created under this Agreement without the prior written consent of the other Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement, any right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors, the Banks that will partially finance the transactions under this Agreement to which Bidco is entitled to assign and to delegate its rights under Section 13 and permitted assigns.

16.6	Entire Agreement
This Agreement (together with the Confidentiality Agreement) represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement may be used to show the intent of the parties in connection with this Agreement or shall otherwise be admissible into evidence in any proceeding or other legal action involving this Agreement.
16.7	Waivers and Amendments
No modification of or amendment to this Agreement shall be valid unless in writing signed by the Parties hereto referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the Party granting such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.
16.8	Severability
This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
16.9	Governing Law and Disputes
(a)	This Agreement shall be governed by and construed in accordance with French law.

(b)	Any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement (or any matters contemplated under this Agreement) or its formation or its validity or its interpretation or its performance shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris (Tribunal de Commerce de Paris).
16.10	Number of Original Copies
The Parties hereby expressly accept to limit the number of original copies of this Agreement and its Schedules to eleven (11), it being specified that the Parties who do not receive one of the original copies expressly waive the benefit of the provisions of article 1325 of the French Civil Code (Code civil).

The original copies will be kept as follows:

(a)	Astorg Partners;

(b)	Newco;

(c)	Bidco;

(d)	Willis Europe BV;

(e)	Mr. Lucas;

(f)	Mr. Gras;

(g)	Mr. Naftalski;

(h)	Maera;

(i)	Mr. Simon;

(j)	PRPHI; and

(k)	Willis Group Limited.

Made in Paris, on November 18, 2009, in eleven (11) original copies.

Astorg Partners	Soleil	Alcee
represented by Mr. Xavier Moreno,	represented by Mr. Christian Couturier,	represented by Mr. Christian Couturier,

By:	/s/ Xavier Moreno	By:	/s/ Christian Couturier	By:	/s/ Christian Couturier

	Name: Xavier Moreno		Name: Christian Couturier		Name: Christian Couturier
	Title:		Title:		Title:

Willis Europe B.V.	Mr. Patrick Lucas	The Lucas Shareholders
represented by Ms. Sarah Turvill,		represented by Mr. Patrick Lucas,

SIGNATURE

By:	/s/ Sarah Turvill	By:	/s/ Patrick Lucas	By:	/s/ Patrick Lucas

	Name: Sarah Turvill		Name: Patrick Lucas		Name: Patrick Lucas
	Title:		Title:		Title:

Mr. Emmanuel Gras	The Gras Shareholders	Mr. Daniel Naftalski
represented by Mr. Emmanuel Gras,

By:	/s/ Emmanuel Gras	By:	/s/ Emmanuel Gras	By:	/s/ Patrick Lucas

	Name: Emmanuel Gras		Name: Emmanuel Gras		Name: Patrick Lucas

the Other Shareholders	Maera	Mr. Pierre Simon
represented by Mr. Patrick Lucas,	represented by Mr. Patrick Lambert,

By:	/s/ Patrick Lucas	By:	/s/ Patrick Lambert	By:	/s/ Pierre Simon

	Name: Patrick Lucas		Name: Patrick Lambert		Name: Pierre Simon

PRPHI	Willis Group Limited
represented by Mr. Philippe Rouault,	represented by Mr. Geoff Butterfield,

By:	/s/ Philippe Rouault	By:	/s/ Geoff Butterfield

	Name: Philippe Rouault		Name: Geoff Butterfield

LIST OF SCHEDULES

Schedule P1:	List of the Lucas Shareholders

Schedule P2:	List of the Gras Shareholders

Schedule P3:	List of the Other Shareholders

Schedule (C):	Allocation of the Target Shares among the Original Sellers

Schedule (D):	Chart of the Group Companies

Schedule 1:	Terms and conditions of the Newco Shares

Schedule 2:	Terms and conditions of Bonds

Schedule 3:	Terms and conditions of Convertible Bonds

Schedule 3.2:	Allocation of the newly issued Newco 3 Shares and Convertible Bonds among Mincos

Schedule 3.3:	Allocation of the newly issued Newco 2 Shares among Mancos

Schedule 3.4:	Allocation of the newly issued Newco 1D Shares and Convertible Bonds among Gras Shareholders

Schedule 4.2(a):	Allocation among the Rollover Family Sellers of Target Shares contributed to Lucas Luxco

Schedule 4.2(d):	Allocation of the newly issued Newco Class 1C and Convertible Bonds

Schedule 4.4:	Allocation among the Family Bonds Subscribers of the sold Target Shares and the issued Bonds

Schedule 5.1:	Financing Term Sheets

Schedule 5.5(a):	Corporate structure after Closing

Schedule 5.5(b):	Allocation of securities issued by Newco

Schedule 5.5(c):	Draft funds flow statement

Schedule 5.6:	New Target’s By-laws

Schedule 6.1:	Allocation of the Target Shares to be sold

Schedule 6.3(a):	Form of Instrument of Adherence

Schedule 6.3(b):	Form of Instrument of Adherence to be executed by an agent appointed pursuant to Article 389-3 of the French Civil Code (Code civil)

Schedule 6.4:	Soultes

Schedule 8.4:	Shareholders’ Agreement

Schedule 10.1:	Form of Put and Call Options Agreement

Schedule 10.2:	Management Package

Schedule 10.3:	Willis Gras Savoye Ré Agreement

Schedule 12:	List of responsible managerial employees

Schedule 12.1:	Exceptions to Section 12.1

Schedule 12.2:	Exceptions to Section 12.2

Schedule 2
Terms and Conditions of Bonds
(The attached schedule is the schedule agreed to by the parties at the closing of the transactions contemplated by this Agreement on December 17, 2009. The following attachment is a fair and accurate English translation of the original document in French. The original document in French will be provided to the SEC supplementally on its request.)

CONTRACT FOR THE ISSUE OF BONDS
CONVERTIBLE INTO SHARES
SOLEIL (to be renamed GS & CIE GROUPE)
Dated December 17, 2009

(1)	SOLEIL (to be renamed GS & CIE GROUPE)
(2)	WILLIS EUROPE BV
(3)	MAX LUCAS
(4)	PATRICK LUCAS
(5)	CLAUDE DE SEGUIER
(6)	ROSINE BERTRAND
(7)	EMMANUEL GRAS
(8)	FINANCIERE NATELPAU

1	SUBSCRIPTION FOR THE CB	4
2	CHARACTERISTICS OF THE CB	4
3	REPAYMENT OF THE CB	6
4	CONVERSION OF THE CB INTO SHARES	7
5	PROVISIONS TO PROTECT THE RIGHTS ATTACHED TO THE CB	8
6	REPRESENTATION OF THE HOLDERS	9
7	RANK AND SUBORDINATION OF CB	9
8	MISCELLANEOUS	9

3

MADE BETWEEN THE FOLLOWING :
(1)	SOLEIL (to be renamed GS & CIE GROUPE), a company having a share capital of 118,654,674 euro, whose registered office is located at 120, avenue Charles de Gaulle in Neuilly-sur-Seine (92200) and whose unique registration number is 515 061 141 at the Companies and Commerce Registry (register du commerce et des sociétés) of Nanterre, represented by Mr. Patrick LUCAS, in his capacity as president, duly authorised for the purposes of this agreement,

SOLEIL being referred to in this agreement as the “Company”,
OF THE ONE PART,
AND
(2)	WILLIS EUROPE BV, a limited liability company incorporated under the laws of The Netherlands having a share capital of 68,067,000 euro, whose registered office is located at 51, Marten Messweg, Rotterdam (3068 AV), The Netherlands and whose correspondence address is 51, Lime Street, London (EC3M 7DQ), United Kingdom, represented by Sarah TURVILL, duly authorised for purposes of this agreement,

WILLIS EUROPE BV being referred to in this agreement as “WILLIS”,

(3)	Max LUCAS, born on 13 June, 1916, in Berck, French citizen, residing at 14 rue Saint Pierre in Neuilly-sur-Seine (92200), represented by Patrick LUCAS, duly authorised for the purposes of this agreement,

(4)	Patrick LUCAS, born on 6 March, 1939, in Paris, French citizen, residing at 1 rue Emile Acollas in Paris (75007),

(5)	Claude de SEGUIER, born on 21 March, 1944, French citizen, residing at 38 rue du Four in Paris (75007), represented by Patrick LUCAS, duly authorised for the purposes of this agreement,

(6)	Rosine Bertrand, born on 4 June, 1945, French citizen, residing at 10 rue de Phaslbourg in Neuilly-sur-Seine (92200), represented by Patrick LUCAS, duly authorised for the purposes of this agreement,

Max LUCAS, Patrick LUCAS, Claude DE SEGUIER and Rosine BERTRAND together being referred to in this agreement as “LUCAS”,

(7)	Emmanuel GRAS, born on August 4, 1934, in Marcq en Baroeul, French citizen, residing at 1B, rue de la Festingue in Nechin (Belhium),

(8)	FINANCIERE NATELPAU, a société anonyme organized under the laws of Luxembourg having a share capital of 1,027,000 euro, whose registered office is located at 1, rue des Glacis au Luxembourg (L-1628), and whose unique registration number is B 148 397 at the Companies and Commerce Registry (register du commerce et des sociétés) of Luxembourg, represented by Emmanuel GRAS, duly authorised for the purposes of this agreement,

WILLIS, LUCAS, Emmanuel GRAS and FINANCIERE NATELPAU together being referred to in this agreement as the “Subscribers”, acting severally but not jointly (conjointement mais non solidairement),
OF THE OTHER PART,
The Company, the Subscribers and all Holders (as such term is defined below) are referred to in this agreement together as the “Parties” and each as a “Party”.

4

BACKGROUND :
(A)	The purpose of this issue contract (the “Issue Contract”) is to define the terms and conditions of issue, repayment and conversion of 65,000,000 bonds each of 1 euro nominal value convertible into shares of the Company and representing a subordinated bond debt of a sum of 65,000,000 euro (the “CB”), the issue of which was determined today by the members of the Company and reserved for the benefit of the Subscribers in accordance with the allocation set out in Appendix 1.

(B)	The CB are governed by articles L. 228-91 et seq. of the French Commercial Code.

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IT IS THEREFORE AGREED THAT :
1	SUBSCRIPTION FOR THE CB

1.1	Terms of Subscription

The subscriptions will be held at the Company’s registered office for a period of 14 days from the date of this agreement and it is anticipated that the subscription period will be concluded once there has been a full take up.

The exercise of the rights of subscription will be evidenced by returning the subscription form to the Company.

The CB will be fully released at the time of their subscription by way of set-off for debts in accordance with applicable laws.

1.2	Issue price

The CB will be issued at a unit price of 1 euro, representing a global contribution of 65,000,000 euro.

2	CHARACTERISTICS OF THE CB

In accordance with the provisions of article L. 213-5 of the French Monetary and Financial Code, each CB will entitle its holder to the same rights and all Holders will be treated pari passu with respect to all their rights and obligations under this Issue Contract.

2.1	Number and nominal value of the CB

This bond debt of a nominal value of 65,000,000 euro is accounted for by 65,000,000 bonds each of a nominal value of one (1) euro, convertible into shares of the Company in accordance with the provisions of article L. 228-91 of the French Commercial Code and the conditions set forth in Article 4 below.

2.2	Form of the CB

The CB will be created exclusively in a registered form. Ownership will arise from the registration of the CB in the Company’s registers of the name of the holder or holders of the CB (each holder of a CB being referred to as a “Holder” and together as “Holders”).

2.3	Holding

Enjoyment attached to the CB will arise from the date of their issue.

2.4	Transfer of the CB

The transfer, notably the sale or transfer, of ownership, whether or not divided (démembrée), and whether or undertaken for value, and by any method[1] (the “Transfer”, the verb “Transfer” being construed accordingly) of the CB may only be undertaken:

[1]	Including (a) by way of exchange, division, sale with an obligation to re-purchase, company contribution, partial asset contribution, payment in kind, merger or split or (b) resulting from death, the creation of a trust, a trust agreement or any other similar operation, from any loan, from any creation or enforcement of a guarantee, from any croupier agreement, from any repayment or from any other similar operation.

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(i)	in favour of one or more other persons being a Holder prior to the relevant Transfer;
(ii)	in favour of one or more Affiliates or Relatives, within the meaning ascribed to such terms in the shareholders’ agreement in English entitled “Shareholders” Agreement with respect to Soleil ” entered into on the date hereof, between, notably, the shareholders and the holders of securities of the Company (the “Shareholders” Agreement”), as the same may be in force at the time of the transfer ; or

(iii)	with respect to LUCAS and the transferees, as the case may be, of the CB subscribed by LUCAS, in favour of one Lucas Entity, within the meaning ascribed to such term in the Shareholders’’ Agreement ;

(iv)	by Mr. Emmanuel GRAS, FINANCIERE NATELPEAU and the transferees, as the case may be, of the CB subscribed by the latter, in favour of one Gras Entity, within the meaning ascribed to such term in the Shareholders’ Agreement ;

(v)	in favour of an insurance company in order to have the CB eligible to an insurance or capitalization contract ; or

(vi)	in favour of a securities investment organism which discretionary management is entrusted with a professional agent for the management of third parties.
The Transfer of the CB is in addition subject to the accession of the new Holder (i) to this Issue Contract in accordance with the conditions set out in the following paragraph, (ii) to the Intercreditor Agreement (as such term is defined in article 7 below) by application of the relevant provisions of that document and (iii) to any other contractual undertaking which may have been signed by the transferring Holder in connection with his holding of the CB.

Every Transfer will lead to (i) the automatic accession to all the conditions of issue (including the Issue Contract) and (ii) the transfer of all rights and obligations attached to each CB, which the Parties accept.

The Transfer of CB will be effected, with respect to the Company and third parties, by registration thereof in the Company’s registers in accordance with the provisions provided in such respect herein.

2.5	Duration of the loan

The repayment date for the loan is 30 June 2019 (the “Repayment Date”), on which date the CB will be fully repaid in accordance with the conditions set out in article 3 below, subject to early repayment in accordance with article 3.2 below and, in all cases, subject to the Intercreditor Agreement.

2.6	Annual interest on the CB

The principal amount of each CB not repaid [•] will attract annual interest at the rate of 6% from the date of subscription of the CB (inclusive) until the date of repayment of the CB (inclusive) (the “Interest”).

Interest will not be capitalised.

In the case of early repayment, Interest will be calculated on the basis of the number of full days between, as the case may be, the date of subscription of the CB (inclusive) or the last date of payment (exclusive) and until the date of full or partial repayment of those CB (inclusive), it being

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agreed that in the case of a partial repayment, Interest will be paid prorata on the part of the bond debt by the issue of the CB reduced by the amount repaid.

2.7	Payment of Interest

Subject to the provisions of article 7 (Rank and subordination of the CB), Interest will be paid in cash annually on 10 June of each year pro rata for the first year ending 10 June 2010, insofar as the Company has the necessary available funds and is lawfully entitled to make the relevant payment in accordance with the Intercreditor Agreement. Should the Company not have such available funds or be so lawfully entitled, Interest will not be paid [at that time] and payment will be deferred until the date on which the Company gives notice that the restrictions set out above have ceased to apply.

2.8	Taxes

There will be deducted from the payment of Interest and repayment of the CB taxes or deductions at source which the law requires or would require to be paid by the Holders.

3	REPAYMENT OF THE CB

3.1	Repayment of the CB at the Repayment Date

Subject to the Intercreditor Agreement, repayment of any of the CB which were not subject to early repayment will be made in full, at the nominal value with accrued Interest, on the Repayment Date.

3.2	Early repayment

Subject to the Intercreditor Agreement any by way of exception to the principle set out in article 3.1, each Holder may require, by written notice to the Company, the repayment in whole or in part of the CB (including payment of all sums due by application of the Issue Contract) which he holds following an early repayment which takes effect before Enforcement of the Pledge of the Share Accounts (as such term is defined in the by-laws of the Company (the “By-Laws”)), of all the debts of the Finance Parties (as such term is defined in the Senior Credit Agreement, itself defined in the By-Laws) with respect to the Finance Documents (as such term is defined in the Senior Credit Agreement).

3.3	Method of repayment

Repayments will be undertaken by direct bank wire from the Company to the Holders or by any other method agreed between the Company and the Holders.

3.4	No set-off

The Company is expressly prohibited from making any set off between the debts which it owes in respect of the CB (principal and Interest) and all debts which it may have from a Holder, without the express prior agreement of the relevant Holder.

The Company is also prohibited from making a payment under the Issue Contract subject to any condition, claim, exception or counterclaim.

3.5	No guarantee

The CB will be non-guaranteed securities in the Company.

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3.6	Obligations of the Holders

Until the Final Discharge Date (this term having the meaning given to it in the Intercreditor Agreement) has arisen, the Holders are prohibited from taking any actions called Enforcement Actions in the Intercreditor Agreement and, in particular, from making any payment demand or declaring payable any amount which would lead to the Company being unable to pay its debts (en cessation des paiements).

4	CONVERSION OF THE CB INTO SHARES

It is agreed that the decision to issue the CB carries, in accordance with article L. 225-132 of the French Commercial Code, a release by the Company’s shareholders of their preferential right of subscription for shares in the Company which may be issued as a result of the conversion of the CB.

4.1	Conversion event

All the CB will be automatically and immediately converted into shares on Enforcement of the Pledges of the Share Accounts (as such term is defined in the By-Laws).

In case of early conversion of the CB, the president of the Company’s supervisory committee will have all of the powers to perform, directly or through an agent, all of the acts and formalities relating to the conversion of the CB pursuant to this article, and, in particular, to undertake (i) the inscriptions in the share transfer register and the shareholders’ accounts of the Company and (2) any modification of the Articles in relation to the increase of the Company’s share capital.

4.2	Parity of conversion

The CB will be convertible into new shares in the Company at the rate of 1 share of 1 euro nominal value entirely released for 1 CB of 1 euro nominal value presented for conversion.

4.3	Category of shares subscribed on conversion of the CB

The shares subscribed by a Holder on conversion of the CB will be preferred shares belonging to the category of “4 shares”, which rights and obligations are defined in the Articles and which do not give any rights to voting rights except in the case of the decisions listed exhaustively in article 14.1.1 of the By-Laws.

4.4	Enjoyment date of the new shares

Enjoyment rights in the new shares created at the time of the conversion will take effect from the date of their issue. Therefore, from their creation, they will be completely assimilated with the former shares of the same category and will benefit from the same rights and be subject to the same provisions of the Articles and to company decisions.

They will not benefit from dividends which have been declared prior to the date of their issue, but will benefit from dividends which are declared after this date.

4.5	Rules for fractions of shares which could result from the conversion rules for the CB

Every Holder opting for the conversion will obtain a number of shares calculated as follows:
•	either the whole number of new shares immediately below the fraction ; in this case, the Holder will be paid in cash an amount equal to the product of the fraction of the new share being created less the value of the new share calculated on the basis of the equity as stated in the

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accounts produced by the competent body of the Company and certified by the Company’s statutory auditors ;

•	or the whole number of new shares immediately above the fraction, on the condition that the Holder pays to the Company a sum equal to the value of the additional fraction of the new additional share so requested, calculated on the basis set out in the preceding paragraph.
5	PROVISIONS TO PROTECT THE RIGHTS ATTACHED TO THE CB

The Holders will benefit from the protections reserved by law and regulations for this category of security giving access to share capital. In the case of dealings with the share capital or the Securities of the Company and in particular in case of modification of the rights attached to the shares which may be subscribed by conversion, distribution or incorporation of reserves, reduction of capital, motivated by losses or otherwise, of merger or of splitting, the Company must warn the Holders and provide them with the same information as its shareholders.

Subject to the powers expressly reserved by law to general assemblies of shareholders and Holders, the president of the supervisory committee of the Company will be authorised to take any measure in relation to the protection and the adjustment of the rights of the Holders, as such are prescribed by law and regulations and in particular by articles L. 228-98 and L. 228-99 of the French Commercial Code.

6	REPRESENTATION OF THE HOLDERS

6.1	Holders’ Body

In accordance with the provisions of article L. 228-46 and L. 228-103 of the French Commercial Code, the Holders will be grouped together in one body to protect their common interests. General meetings of the Holders will take place at the registered office or at any other place in mainland France.

However, if all of CB are held by the same person, he shall exercise the powers given to the body and the meeting of the Holders by law and by the Issue Contract.

6.2	Representative of the body

The body will elect one or more representatives, at the discretion of the Company’s president. The representative(s) of the body will undertake their duties in accordance with the applicable legal and regulatory provisions.

The representative(s) of the body will not receive any compensation. However, the representative(s) of the body will have the right to repayment of reasonable costs incurred in the exercise of its duties, on presentation of evidence of having incurred the same.

6.3	Assimilation of new CB

Should the Company subsequently issue new bonds having the same rights and being entirely assimilable with the CB, notably in respect of the nominal value, interest, the repayment date and the repayment conditions, it may combine, for all of the bonds, the applicable legal regime, in which case all the bonds will be governed by the Issue Contract and all of the holders will be grouped into one body.

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7	RANK AND SUBORDINATION OF CB

Payment of all sums due or to be due, whether of principal, interest or other amounts, in respect of the CB (including early repayments) will only be effected in accordance with the provisions of the Financing Contracts (this term having the meaning given to it in the By-Laws), and in particular in accordance with the provisions of the intercreditor agreement in the English language called “Intercreditor Agreement” entered into today between, inter alia, the Banks, the Hedge Providers (this term having the meaning given to it in the Financing Contracts), the Company, the shareholders of the Company, the holders of Securities in the Company and the Subscribers and to which all Holders must accede, from the date of this agreement or the date of acquisition of one or more CB for those Holders who are not Subscribers (the “Intercreditor Agreement”).

8	MISCELLANEOUS

8.1	Modification of the corporate form or of the corporate purpose of the Company — Modification of the rules for distribution of profits — Repayment of the share capital

The Company may (i) modify its form or its purpose, (ii) modify the rules for distribution of profits or (iii) repay its share capital, subject to the approval of the general meeting of the Holders acting on the decision of a majority of nineteen twentieths.

By way of exception to the provisions of the preceding paragraph, the Parties agree (i) that the decisions taken today following completion of the issue of the Subordinated CB by the sole shareholder or the group of shareholders will not require the approval of the general assembly of the Holders and (ii) that no authorisation of the general assembly of the Holders will be required to the changes to the rules for distribution of profits since these changes are already set out in the By-Laws.

8.2	Compulsory effect — Duration

The Holders, having subscribed for the CB or having subsequently acquired them, in any manner whatsoever, are automatically bound by the provisions of the Issue Contract, by sole reason of such subscription or acquisition.

The Issue Contract will enter into effect on the date of effective subscription of the CB and will end on the date upon which all of the CB have been repaid (principal and Interest) or upon which it has been terminated. In addition, the Issue Contract will cease to bind any Holder on the date upon which that Holder transfers all of its CB or in the case its CB are void.

8.3	Amendments to the Issue Contract

The Issue Contract may be amended with the consent of all of the shareholders of the Company subject to (i) agreement of the general meeting of the Holders acting on the decision of a majority of nineteen twentieths and (ii) the agreement of the supervisory board (comité de surveillance) of the Company acting on the decision of a majority of seven ninths (7/9) in the conditions set out in the by-laws.

8.4	Notices

All communications or notices hereunder will only be effective if sent by registered post (lettre recommandée avec demande d’avis de réception) or if delivered by hand (lettre remise en mains propres contre décharge), to the address and for the attention of the recipient.

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Communications or notices will be considered to have been received on the date stamped on the receipt by the recipient if delivered by hand, or on the date of first presentation for delivery of the registered letter.

For the purposes of this article, the addresses of the Parties are those indicated in the Preamble or in the accession agreement. Every Holder must immediately notify the Company by letter sent by registered post of its change of address. Every notice sent by the Company to the former address will be valid until receipt by the Company of the notice of change of address.

8.5	Counterparts

The Parties expressly exclude the application of article 1325 of the French Civil Code civil relating to the number of copies and accept that the Issue Contract will be signed in 4 original copies, namely :
•	one original copy for SOLEIL,

•	one original copy for WILLIS,

•	one original copy for Mr Patrick LUCAS for LUCAS, and

•	one original copy for Mr Emmanuel GRAS for FINANCIERE NATELPAU and himself.
8.6	Applicable law and jurisdiction

The Issue Contract is governed by French law. All disputes relating to its interpretation or execution will be determined by the competent tribunals of the Paris Court of Appeal.
[SIGNATURES ON THE FINAL PAGE]

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APPENDIX 1
Allocation of the CB

	CB

	Number
			Bare	Subscription
Subscribers	Full Ownership	Usufruct	Ownership	Amount
WILLIS	32.500.000			32.500.000
Mrs Max LUCAS		21.735.293		21.735.293
Mr. Patrick LUCAS[1]			7.258.729
Mrs Claude DE SEGUIER[1]			7.238.282
Mrs Rosine BERTRAND[1]			7.238.282
Mr. Emmanuel GRAS	8.764.707			8.764.707
FINANCIERE NATELPAU	2.000.000			2.000.000
TOTAL SUBSCRIBERS	65.000.000			65.000.000

[1]	The CB held in bare ownership (nu-propriété) having been the object of a term gift by the bare owners.

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SIGNATURES

SOLEIL
Represented by Patrick LUCAS

WILLIS EUROPE BV
Represented by Sarah TURVILL

LUCAS
Represented by Patrick LUCAS

Emmanuel GRAS

FINANCIERE NATELPAU
Represented by Mr. Emmanuel GRAS

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Schedule 3
Terms and Conditions of Convertible Bonds
(The attached schedule is the schedule agreed to by the parties at the closing of the transactions contemplated by this Agreement on December 17, 2009. The following attachment is a fair and accurate English translation of the original document in French. The original document in French will be provided to the SEC supplementally on its request.)

CONTRACT FOR THE ISSUE OF SUBORDINATED BONDS CONVERTIBLE INTO SHARES (THE “SUBORDINATED CB”)
SOLEIL (to be renamed GS & CIE GROUPE)
Dated December 17, 2009
(1) SOLEIL (to be renamed GS & CIE GROUPE)
(2) FUND ASTORG IV
(3) FINANCIERE MUSCARIS IV
(4) FINANCIERE NATELPAU
(5) MAERA
(6) SIMON MINCO EURL
(7) PRPHI EURL
(8) WILLIS EUROPE BV
(9)	LUCASLUX

1	SUBSCRIPTION FOR THE SUBORDINATED CB	6

2	CHARACTERISTICS OF THE SUBORDINATED CB	6

3	REPAYMENT OF THE SUBORDINATED CB	9

4	CONVERSION OF THE SUBORDINATED CB INTO SHARES	9

5	PROVISIONS INTENDED TO RE-ESTABLISH OR PROTECT THE RIGHTS ATTACHED TO THE BONDS IN CASE OF FINANCIAL OR SECURITIES DEALINGS	11

6	REPRESENTATION OF THE HOLDERS	12

7	RANK AND SUBORDINATION OF SUBORDINATED CB	12

8	MISCELLANEOUS	13

MADE BETWEEN THE FOLLOWING :
(1)	SOLEIL (to be renamed GS & CIE GROUPE), a company having a share capital of 35,890,767 euro, whose registered office is located at 120, avenue Charles de Gaulle in Neuilly-sur-Seine (92200) and whose unique registration number is 515 061 141 at the Companies and Commerce Registry (registre du commerce et des sociétés) of Nanterre, represented by Mr. Patrick LUCAS, in his capacity as president, duly authorised for the purposes of this agreement,

SOLEIL being referred to in this agreement as the “Company”,
OF THE ONE PART,
AND
(2)	FUND (FCPR) ASTORG IV, a fund (fonds commun de placement à risques), represented by its trust company Astorg Partners, a company having a share capital of 675,000 euro and whose registered office is located at 68, rue du Faubourg Saint Honoré — Paris (75008) and whose unique registration number is 419 838 545 at the Companies and Commerce Registry (registre du commerce et des sociétés) of Paris (“Astorg Partners”), represented by Mr. Xavier MORENO, duly authorised for the purposes of this agreement,

(3)	FINANCIERE MUSCARIS IV, a company having a share capital of 37,000 euro, whose registered office is located at 68, rue du Faubourg Saint Honoré — Paris (75008) and whose unique registration number is 501 614 523 at the Companies and Commerce Registry (registre du commerce et des sociétés) of Paris (“Teamco”), represented by Mr. Xavier MORENO, duly authorised for the purposes of this agreement,

(4)	FINANCIERE NATELPAU, a société anonyme organized under the laws of Luxembourg having a share capital of 24,000 euro, whose registered office is located at 1, rue des Glacis — Luxembourg (L-1628), and whose unique registration number is B 148 397 at the Companies and Commerce Registry (registre du commerce et des sociétés) of Luxembourg, represented by Mr. Emmanuel GRAS, duly authorised for the purposes of this agreement,

(5)	MAERA, a société anonyme governed by the laws of Luxembourg, having a share capital of 4.606.093 euro and whose registered office is located at 63-65, rue de Merl — Luxembourg (L-2146) and whose unique registration number is 132 353 the Companies and Commerce Registry of Luxembourg, represented by Mr. Patrick LAMBERT, duly authorised for the purposes of this agreement,

(6)	SIMON MINCO EURL, a enterprise unipersonnelle à responsabilité limitée organized under the laws of France, having a share capital of 1,000 euro, whose registered office is located at 6bis, rue Jean Nicolas Collignon — Metz (57000) and whose unique registration number is TI 518 569 843 at the Companies and Commerce Registry (registre du commerce et des sociétés) of Metz, represented by Mr. Pierre SIMON, duly authorised for the purposes of this agreement,

(7)	PRPHI EURL, a enterprise unipersonnelle à responsabilité limitée organized under the laws of France, having a share capital of 2,734,110 euro whose registered office is located at 13, rue du Tour des Portes — Lorient (53100) and whose unique registration number is 493 791 701 RCS Lorient, represented by Mr. Philippe ROUAULT, duly authorised for the purposes of this agreement,

ASTORG IV, TEAMCO, FINANCIERE NATELPAU, MAERA, SIMON MINCO EURL and PRPHI EURL together being referred to in this agreement as the “Subscribers by Cash Contribution”,

(8)	WILLIS EUROPE BV, a limited liability company incorporated under the laws of The Netherlands having a share capital of 68,067,000 euro, whose registered office is located at 51, Marten Messweg, Rotterdam (3068 AV), The Netherlands and whose correspondence address is 51, Lime Street — London (EC3M 7DQ), United Kingdom, represented by Sarah TURVILL, duly authorised for purposes of this agreement,

WILLIS EUROPE BV being referred to in this agreement as “WILLIS”,

(9)	LUCASLUX, a société à responsabilité limitée organized under the laws of Luxembourg having a share capital of 60,617,653 euro, whose registered office is located at 145 rue du Kiem in Strassen (L-8030), Luxembourg and whose unique registration number is B149762 at the Companies and Commerce Registry (registre du commerce et des sociétés) of Luxembourg, represented by Mr. Patrick LUCAS, duly authorised for the purposes of this agreement,

WILLIS and LUCASLUX together being referred to in this agreement as the “Subscribers by Contribution in Kind”,

The Subscribers by Cash Contribution and the Subscribers by Contribution in Kind together being referred to in this agreement as the “Subscribers”, acting severally but not jointly (conjointement et non solidairement),
OF THE OTHER PART,
The Company, the Subscribers and all Holders (as such term is defined below) are referred to in this agreement together as the “Parties” and each as a “Party”.

BACKGROUND :
(A)	The purpose of this issue contract (the “Issue Contract”) is to define the terms and conditions of issue, repayment and conversion of 164,803,533 bonds each of 1 euro nominal value, convertible into shares in the Company and representing a subordinated bond debt of a sum of 164,803,533 euro (the “Subordinated CB”), the issue of which was determined today by the shareholders of the Company and reserved for the benefit of the Subscribers in accordance with the allocation set out in Appendix 1.

(B)	The Subordinated CB are governed by articles L. 228-91 et seq. of the French Commercial Code.

(C)	It is agreed that all of the Subordinated CB are subject to Pledges of the Share Accounts granted by the Subscribers on the terms of the Financing Contracts (capitalised terms used in this paragraph and which are not defined in the Issue Contract having the meaning given to them in the by-laws of the Company).

IT IS THEREFORE AGREED THAT :
1	SUBSCRIPTION FOR THE SUBORDINATED CB

1.1	Terms of Subscription

1.1.1	Allocation

The 164,803,533 Subordinated CB are issued in consideration either of a cash contribution, or of a contribution in kind, according to the allocation appearing at Appendix 1 of this agreement, which shows, for each Subscriber, the number of Subordinated CB issued in respect of a cash contribution and/or a contribution in kind.

1.1.2	Subordinated CB issued in consideration for cash contributions

74,064,533 Subordinated CB will be subscribed for in cash by release of all of their subscription prices in the conditions set out in the collective decisions of the shareholders of the Company of today’s date.

The subscriptions will be held at the Company’s registered office for a period of 14 days from the date of this agreement and it is anticipated that the subscription period will be concluded once there has been a full take up.

The exercise of the rights of subscription will be evidenced by returning the subscription form to the Company.

The payments corresponding to the cash subscriptions will be paid into the bank account opened in the name of the Company for this purpose.

1.1.3	Subordinated CB issued in consideration for contributions in kind

90,739,000 Subordinated CB will be issued in payment for a contribution in kind of shares in the company GRAS SAVOYE & CIE, a company having a share capital of 1,462,860 euro, whose registered office is located at 2, rue Ancelle in Neuilly-sur-Seine (92200), registered at the Companies and Commerce Registry (register du commerce et des sociétés) of Nanterre under number 457 509 867 (“GS & CIE”) to be made today by the Subscribers by Contribution in Kind in favour of the Company in accordance with the agreement for contribution of shares in GS & CIE paid for in shares and in bonds convertible into shares in the Company completed on December 9, 2009 between, in particular, the Company and the Subscribers by Contribution in Kind.

1.2	Issue price

The Subordinated CB will be issued at a nominal value, at a unit price of 1 euro.

2	CHARACTERISTICS OF THE SUBORDINATED CB

In accordance with the provisions of article L. 213-5 of the French Monetary and Financial Code, each Subordinated CB will entitle its holder to the same rights.

2.1	Number and nominal value of the Subordinated CB

This bond debt of a nominal value of 164,803,533 euro is accounted for by 164,803,533 bonds each of a nominal value of 1 euro, convertible into shares in the Company in accordance with article L.228-91 of the French Commercial Code and in the conditions set out in article 4 below.

2.2	Form of the bonds

The Subordinated CB will be created exclusively in a registered form. Ownership will arise from the registration of the Subordinated CB in the Company’s registers of the name of the holder or holders of the Subordinated CB (each holder of a Subordinated CB being referred to as a “Holder” and together as “Holders”).

2.3	Holding

Enjoyment rights attached to the Subordinated CB will arise from the date of their issue.

2.4	Transfer of the Subordinated CB

The Subordinated CB will be negotiable instruments and freely transferable from their registration in the register, subject to the restrictions imposed by the Company’s by-laws (the “By-Laws”) and by the agreement between the shareholders and the holders of securities drafted in English and called “Shareholders’ Agreement with respect to Soleil” signed today between, in particular, the shareholders and the holders of securities in the Company and to which the Parties are also signatories (the “Agreement”), as the same is in force at the time of the transfer. It is agreed that the By-Laws and the Agreement contain provisions submitting the Transfer of Securities (these terms having the meanings given respectively to “Transfer” and to “Securities” in the Agreement, the Subordinated CB belonging to the Securities in this context) to certain conditions without which the Transfer will be void. As such, except for Transfers between 1A Shareholders, a 1A Shareholder and any of its Affiliates, 1B Shareholders, or a 1B Shareholder and any of its Affiliates, and except for Transfers resulting from the Completion of the Pledges of the Share Accounts (this term having the meaning given to it in the By-Laws) and for subsequent Transfers of Securities acquired by the beneficiaries of the Pledges of the Share Accounts, a selling Holder shall always sell simultaneously to the purchaser of his Subordinated CB an equivalent proportion of the Securities of the other categories which the selling Holder holds, so that the proportion of all the Securities of such Holder which the Securities of each category held by such Holder prior to the Transfer represent remains the same after completion of such Transfer (terms used with a capital letter and not defined herein having the meaning ascribed to them in the By-laws). These conditions are enforceable as of law against any person planning to become a transferee or beneficiary of a Transfer of Subordinated CB, the Transfer automatically leading to the accession and submission to the By-Laws of the new Holder of the Subordinated CB.

The Transfer of Subordinated CB is in addition subject to (a) the accession of the new Holder (i) to this Issue Contract in accordance with the conditions set out in the following paragraph, (ii) to the Intercreditor Agreement (as such term is defined in article 7 below) by application of the relevant provisions of that document (iii) to the Agreement (b) to the obligation to credit the Subordinated CB to a pledged account under the Pledge of the Share Account and (c) to any other contractual undertaking which may have been signed by the transferring Holder in connection with his holding of the Subordinated CB.

Every Transfer will lead to the automatic accession to all the conditions of issue (including the Issue Contract) and the transfer of all rights and obligations attached to each Subordinated CB, which the Parties accept.

The Transfer of the Subordinated CB will be effected, with respect to the Company and third parties, by registration thereof in the Company’s registers in accordance with the provisions provided in such respect herein.

2.5	Duration of the loan

The repayment date for the loan is the 20th anniversary date of the loan’s issue, ie. December 17, 2029 (the “Repayment Date”), on which date the Subordinated CB will be fully repaid in accordance with the conditions set out in article 3 below, subject to early repayment or early conversion in accordance with, respectively, articles 3.2 and 4 below.

2.6	Annual interest on the Subordinated CB

The principal amount of each Subordinated CB not converted or repaid (increased by capitalised interest in accordance with the second paragraph of this article) will attract annual interest at the rate of 10% from the date of subscription for the Subordinated CB (inclusive) until the date of repayment or conversion of the Subordinated CB (inclusive).

Expired interest will be capitalised annually on the anniversary date of the issue (capitalised interest and accrued non-capitalised interest being referred to in this agreement as “Interest”).

In the case of early repayment or early conversion, Interest will be calculated on the basis of the number of full days from the last issue’s anniversary date, and, in case of a partial repayment or conversion, Interest will be paid prorata on the part of the bond debt repaid or converted with respect to the principal amount remaining payable.

2.7	Payment of Interest

Subject to the provisions of article 7 (Rank and subordination of the Subordinated CB), Interest will be paid in cash (i) on the date of conversion of all of the Subordinated CB, (ii) on the date or early repayment or (iii) on the Repayment Date.

2.8	Taxes

There will only be deducted from the payment of Interest and repayment of the Subordinated CB taxes or deductions at source which the law requires or would require to be paid by the Holders.

3	REPAYMENT OF THE SUBORDINATED CB

3.1	Repayment at the Repayment Date

Repayment of any of the Subordinated CB which were not subject to early conversion will be made in full, at the nominal value with accrued Interest, on the Repayment Date.

3.2	Early repayment

In addition, the Company may at any time and without penalty :
(i)	in the event of a Change of Control (this term having the meaning given to “Change of Control” in article 12.1(c) of the Senior Credit Agreement, as such term is defined in the By-Laws), but on condition that (x) it relates to one of the events of Change of Control set out in paragraphs (i) to (vi) of such article 12.1(c) and (y) the Banks (this term having the meaning given to it in the By-Laws) not having first waived the benefit of their right to repayment arising from the occurrence of an event of a Change of Control and (z) the occurrence of an event of Change of Control does not result from the exercise by the Banks of the Pledges of the Share Accounts, or

(ii)	by giving 3 days notice from the Completion Date of the Pledges of the Share Accounts (as such term is defined in the By-Laws),

repay pari passu to the Holders the Subordinated CB which have not been converted in full or in part, and in the latter case by repaying to each Holder the same proportion of the Subordinated CB, unless a different allocation has been agreed between the relevant Holders, at the nominal value with accrued Interest.

3.3	Method of repayment

Repayments will be undertaken by direct bank wire from the Company to the Holders or by any other method agreed between the Company and the Holders, without the Holders needing to make any demand for payment.

3.4	No set off

The Company is expressly prohibited from making any set off between the debts which it owes in respect of the Subordinated CB (principal and Interest) and all debts which may have from a Holder, without the express prior agreement of the relevant Holder.

The Company is also prohibited from making a payment under the Issue Contract subject to any condition, claim, exception or counterclaim.

3.5	No guarantee

The Subordinated CB will be non-guaranteed securities in the Company.

4	CONVERSION OF THE SUBORDINATED CB INTO SHARES

It is agreed that the decision to issue the Subordinated CB carries, in accordance with article L. 225-132 of the French Commercial Code, a release by the Company’s shareholders of their preferential right of subscription for shares in the Company which may be issued as a result of the conversion of the Subordinated CB.

4.1	Conversion events

4.1.1	Optional conversion

The Holders will have the option to convert their Subordinated CB into shares in the 30 days prior to the Repayment Date, it being agreed that, if a Holder exercises its option to convert its Subordinated CB during this period, all of the Subordinated CB will automatically and as a matter of law be converted into shares.

Requests for conversion will be notified to the registered office of the Company. In support of their conversion request, the Holders must complete a subscription form.

The new shares will be issued on the date of receipt of the notification of conversion accompanied by the subscription form. The new shares issued on the conversion of the Subordinated CB will be released by set off of the principal amount of the compulsory debt of the Holders of the Subordinated CB.

4.1.2	Compulsory conversion

The provisions of this article 4.1.2 will not apply from the Completion Date of the Pledges of the Share Accounts.

All or part of the Subordinated CB will be automatically converted and as a matter of law into shares immediately before the occurrence of one of the following events (terms used with a capital letter hereafter shall have the meaning ascribed to them in the By-Laws) :
(i)	Refinancing of all or part of the Subordinated CB, it being agreed (x) that only the Subordinated CB which have been refinanced will be converted into Shares and (y) that immediately after the conversion of the refinanced Subordinated CB, the Company will reduce its share capital by the amounts received by it in the context of the Refinancing reduced by interest paid in respect of the refinanced Subordinated CB and that the amounts resulting from the reduction of share capital following the conversion of the refinanced Subordinated CB will be divided between the shareholders who have converted their refinanced Subordinated CB by applying the provisions of paragraph 6 of the By-Laws ;

(ii)	Sale leading to the application of the Distribution Fundamentals (la Clé de Répartition), i.e in the event of a Full Sale or a Significant Partial Sale in case of exercise by the group of 1B Shareholders of their Proportional Tag Along Right, it being agreed that in such case, only the Subordinated CB involved in the Sale will be converted into Shares ;

(iii)	IPO (Introduction) ;

(iv)	Merger ; and

(v)	more generally, any event leading to the application of the Distribution Fundamentals (la Clé de Répartition), except the distribution of dividends, it being agreed that at the time of a compulsory conversion, all of the Subordinated CB will be converted except in the case of the occurrence of the events referred to in paragraphs (i) and (ii) above, where the particular rules specified in those paragraphs will apply.

In case of early conversion of the Subordinated CB, the president of the supervisory board of the Company will have all of the powers to complete, directly or through an agent, all of the acts and formalities to complete the conversion of the Subordinated CB pursuant to this article, and, in particular, to undertake (i) the inscriptions in the share transfer register and the shareholders’ accounts of the Company and (ii) any modification of the By-Laws in relation to the increase of the Company’s share capital.

4.2	Parity of conversion

The Subordinated CB will be convertible into new shares in the Company at the rate of 1 share of 1 euro nominal value entirely released for 1 Subordinated CB of 1 euro nominal value presented for conversion.

4.3	Category of shares subscribed on conversion of the Subordinated CB

In the event of conversion before the Completion Date of the Pledges of the Share Accounts, the shares subscribed by a Holder on conversion of the Subordinated CB will be shares belonging to the same category as the shares held by the Holder or its Affiliates (as such term is defined in the By-Laws) on the date of conversion of the Subordinated CB in accordance with article 9.2.5(b) of the By-Laws. In the event of conversion from the Completion Date of the Pledges of the Share

Accounts, the shares subscribed by a Holder on conversion of the Subordinated CB will be 1A Shares.

4.4	Enjoyment date of the new shares

Enjoyment rights in the new shares created at the time of the conversion will take effect from the date of their issue. Therefore, from their creation, they will be completely assimilated with the former shares of the same category and will benefit from the same rights and be subject to the same provisions of the By-Laws and to company decisions.

They will not benefit from dividends which have been declared prior to the date of their issue, but will benefit from dividends which are declared after this date.

4.5	Rules for fractions of shares which could result from the conversion rules for the Subordinated CB

Every Holder opting for the conversion will obtain a number of shares calculated as follows :
•	either the whole number of new shares immediately below the fraction ; in this case, the Holder will be paid in cash an amount equal to the product of the fraction of the new share being created less the value of the new share calculated on the basis of the share capital as stated in the accounts produced by the competent body of the Company and certified by the Company’s auditors ;

•	or the whole number of new shares immediately above the fraction, on the condition that the Holder pays to the Company a sum equal to the value of the fraction of the new additional share so requested, calculated on the basis set out in the preceding paragraph.
5	PROVISIONS INTENDED TO RE-ESTABLISH OR PROTECT THE RIGHTS ATTACHED TO THE BONDS IN CASE OF FINANCIAL OR SECURITIES DEALINGS

The Holders will benefit from the protections reserved by law and regulations for this category of security giving access to share capital. In the case of dealings with the share capital or the Securities of the Company and in particular in case of modification of the rights attached to the shares which may be subscribed by conversion, distribution or incorporation of reserves, reduction of capital, motivated by losses or otherwise, of merger or of splitting, the Company must warn the Holders and provide them with the same information as its shareholders.

Subject to the powers expressly reserved by law to general assemblies of shareholders and Holders, the president of the supervisory board of the Company will be authorised to take any measure in relation to the protection and the adjustment of the rights of the Holders, as such are prescribed by law and regulations and in particular by articles L. 228-98 and L. 228-99 of the French Commercial Code.

6	REPRESENTATION OF THE HOLDERS

6.1	Holders’ Body

In accordance with the provisions of articles L. 228-46 and L. 228-103 of the French Commercial Code, the Holders will be grouped together in one body to protect their common interests. General meetings of the Holders will take place at the registered office or at any other place in mainland France.

However, if all of Subordinated CB are held by the same person, he shall exercise the powers given to the body and the meeting of the Holders by law and by the Issue Contract.

6.2	Representative of the body

The body will elect one or more representatives, at the discretion of the Company’s president. The representative(s) of the body will undertake their duties in accordance with the applicable legal and regulatory provisions.

The representative(s) of the body will not receive any compensation. However, the representative(s) of the body will have the right to repayment of reasonable costs incurred in the exercise of its duties, on presentation of evidence of having incurred the same.

6.3	Assimilation of new Subordinated CB

Should the Company subsequently issue new convertible bonds having the same rights and being entirely assimilable with the Subordinated CB, notably in respect of the nominal value, interest, the repayment date, the repayment conditions and the conversion conditions, it may combine, for all of the bonds, the applicable legal regime, in which case all the bonds will be governed by the Issue Contract and all of the holders will be grouped into one body.

7	RANK AND SUBORDINATION OF SUBORDINATED CB

Payment of all sums due or to be due, whether of principal, interest or other amounts, in respect of the Subordinated CB (including early repayments) will only be effected in accordance with the provisions of the Financing Contracts (this term having the meaning given to it in the By-Laws), and in particular in accordance with the provisions of the intercreditor agreement in the English language called the “Intercreditor Agreement “and entered into today between, inter alia, the Banks, the Hedge Providers (this term having the meaning given to it in the Financing Contracts), the Company, the shareholders of the Company, the holders of Securities in the Company and the Subscribers and to which all Holders must accede, from the date of this agreement or the date of acquisition of one or more Subordinated CB for those Holders who are not Subscribers (the “Intercreditor Agreement”).

Without prejudice to the foregoing, (i) for so long as no Completion of the Pledges of the Share Accounts (as such term is defined in the By-Laws) has taken place, the payment of any amount due in principal or other, under the Subordinated CB (including, any early repayment) shall only be made subject to (i) the prior payment of any other debt owed or to be owed, as the case may be, by the Company and (ii) from the Completion Date of the Pledges of the Share Accounts, the payment of all sums due or to be due in principal, or other (including early repayments) under the Subordinated CB held by the beneficiaries of the Pledges of the Share Accounts who have enforced their pledges will be prioritised with respect to all sums due by the Company in respect of the CB (as such term is defined in the By-Laws), in each case in accordance with the terms and conditions of the Intercreditor Agreement.

8	MISCELLANEOUS

8.1	Modification of the corporate form or of the corporate purpose of the Company — Modification of the rules for distribution of profits — Repayment of the share capital

The Company may (i) modify its form or its purpose, (ii) modify the rules for distribution of profits or (iii) repay its share capital, subject to the approval of the general meeting of the Holders acting on the decision of a majority of 19/20th.

By way of exception to the foregoing paragraph, the Parties agree that (i) the decisions adopted on the date hereof following the completion of the issuance of the Subordinated CB by the sole shareholder or the group of shareholders shall not be subject to the agreement of the general meeting of the Holders and (ii) no authorisation of the general assembly of Holders will be necessary to changes to the rules for distribution of profits since these changes are already provided for in the By-Laws.

8.2	Compulsory effect — Duration

The Holders, having subscribed for the Subordinated CB or having subsequently acquired them, in any manner whatsoever, are automatically bound by the provisions of the Issue Contract, by sole reason of such subscription or acquisition.

The Holders are in addition obliged to respect all the conditions and provisions of the Issue Contract.

The Issue Contract will enter into effect on the date of effective subscription of the Subordinated CB and will end on the date upon which all of the Subordinated CB have been repaid (principal and Interest) or converted or upon which it has been terminated. In addition, the Issue Contract will cease to bind any Holder on the date upon which that Holder transfers all of its Subordinated CB or in the case its Subordinated CB are void.

8.3	Amendments to the Issue Contract

The Issue Contract may be amended with the consent of all of the shareholders of the Company in accordance with the conditions set out in the By-Laws, subject to (i) agreement of the general meeting of the Holders acting on the decision of a majority of 19/20th.

8.4	Notices

All communications or notices hereunder will only be effective if sent by registered post (lettre recommandée avec demande d’avis de réception) or if delivered by hand (lettre remise en mains propres contre décharge), to the address and for the attention of the recipient.

Communications or notices will be considered to have been received on the date stamped on the receipt by the recipient if delivered by hand, or on the date of first presentation for delivery of the registered letter.

For the purposes of this article, the addresses of the Parties are those indicated on the [first page] of the Issue Contract or in the accession agreement. Every Holder must immediately notify by letter sent by registered post the Company of its change of address. Every notification sent by the Company to the former address will be valid until receipt by the Company of the notification of change of address.

8.5	Applicable law and jurisdiction

The Issue Contract is governed by French law. All disputes relating to its interpretation or execution will be determined by the competent tribunals of the Paris Court of Appeal.
Made in Paris, in 9 original copies
[SIGNATURES ON THE FINAL PAGE]

APPENDIX 1
Allocation of the Subordinated CB

Subscribers by Cash Contribution	SUBORDINATED CB
	Number	Subscription Amount
ASTORG IV FCPR	53,836,150	53,836,150
FINANCIERE MUSCARIS IV	538,361	538,361
FINANCIERE NATELPAU	18,010,022	18,010,022
MAERA	600,000	600,000
SIMON MINCO EURL	900,000	900,000
PRPHI EURL	180,000	180,000

Subtotal	74,064,533	74,064,533

Subscribers by Contribution in Kind	SUBORDINATED CB
	Number	Subscription Amount
WILLIS	54,374,511	54,374,511
LUCASLUX	36,364,489	36,364,489

Subtotal	90,739,000	90,739,000

TOTAL SUBSCRIBERS	164,803,533	164,803,533

SIGNATURES
SOLEIL
 Represented by Mr. Patrick LUCAS
ASTORG IV FCPR
 Represented by Astorg Partners
 itself represented by Mr. Xavier MORENO
FINANCIERE MUSCARIS IV
 Represented by Mr. Xavier MORENO
FINANCIERE NATELPAU
 Represented by Emmanuel GRAS
MAERA
 Represented by Mr. Patrick LAMBERT
SIMON MINCO EURL
 Represented by Mr. Pierre SIMON
PRPHI EURL
 Represented by Mr. Philippe ROUAULT
WILLIS EUROPE BV
 Represented by Mrs Sarah TURVILL
LUCASLUX
 Represented by Mr. Patrick LUCAS